Filed pursuant to Rule 424(b)(3)
File No. 333-145972
333-145972-01
333-145972-02
PROSPECTUS

Nortel Networks Limited

Offers to Exchange

U.S.$450,000,000 principal amount of our 10.75% Senior Notes due 2016
U.S.$550,000,000 principal amount of our 10.125% Senior Notes due 2013
U.S.$1,000,000,000 principal amount of our Floating Rate Senior Notes due 2011

•	We are offering to exchange (1) any and all of our outstanding 10.75% Senior Notes due 2016, or the Old 2016 Fixed Rate Notes, for an equal amount of new 10.75% Senior Notes due 2016, or the New 2016 Fixed Rate Notes, (2) any and all of our outstanding 10.125% Senior Notes due 2013, or the Old 2013 Fixed Rate Notes, for an equal amount of new 10.125% Senior Notes due 2013, or the New 2013 Fixed Rate Notes, and (3) any and all of our outstanding Floating Rate Senior Notes due 2011, or the Old Floating Rate Notes, for an equal amount of new Floating Rate Senior Notes due 2011, or the New Floating Rate Notes. We refer to (a) the Old 2016 Fixed Rate Notes and the Old 2013 Fixed Rate Notes collectively as the Old Fixed Rate Notes, (b) the Old Fixed Rate Notes and the Old Floating Rate Notes collectively as the Old Notes, (c) the New 2016 Fixed Rate Notes and the New 2013 Fixed Rate Notes collectively as the New Fixed Rate Notes, (d) the New Fixed Rate Notes and the New Floating Rate Notes collectively as the New Notes, (e) the New Notes and the Old Notes collectively as the Notes, (e) the Old 2016 Fixed Rate Notes and the New 2016 Fixed Rate Notes collectively as the 2016 Fixed Rate Notes, (f) the Old 2013 Fixed Rate Notes and the New 2013 Fixed Rate Notes collectively as the 2013 Fixed Rate Notes, and (g) the Old Floating Rate Notes and the New Floating Rate Notes collectively as the Floating Rate Notes.

•	The exchange offers expires at 5:00 p.m., New York City time, on January 25, 2008, unless extended.

•	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offers.

•	All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

•	The exchange of Old Notes for New Notes generally will not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offers.

•	The terms of the New Notes to be issued in the exchange offers are substantially the same as the terms of the Old Notes, except that the New Notes will be registered under the U.S. Securities Act of 1933, as amended, or the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights, except for certain restrictions on transfers of New Notes in Canada under applicable Canadian securities laws.

•	The New Notes will not be listed on any securities exchange. A public market for the New Notes may not develop, which could make selling the New Notes difficult.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale upon the request of any such broker-dealer. See “Plan of Distribution.”

See “Risk Factors” beginning on page 17 and the risk factors in the documents incorporated by reference herein for a discussion of certain risks that you should consider in connection with an investment in the New Notes.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2007.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are offering to exchange the Old Notes for New Notes only in places where the exchange offers are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of any document incorporated by reference herein.

Each of Nortel Networks Corporation’s and Nortel Networks Limited’s principal executive offices are located at 195 The West Mall, Toronto, Ontario, Canada M9C 5K1, telephone number (905) 863-7000. Nortel Networks Inc.’s principal executive offices are located at 2221 Lakeside Boulevard, Richardson, Texas 75082, telephone number (615) 432-4000. Nortel’s website is located at www.nortel.com. The information on the website is not part of this prospectus.

References to “NNC” refer to Nortel Networks Corporation without its subsidiaries. References to “NNL” or the “Company” refer to Nortel Networks Limited without its subsidiaries. References to “NNI” refer to Nortel Networks Inc. without its subsidiaries. Unless the context otherwise requires, where we say “we,” “us,” “our” or “Nortel,” we mean NNC or NNC and its subsidiaries, as applicable. References to the “Guarantors” refer to NNC and NNI (or, during a suspension period (as defined herein), to NNC). References to the “Issuers” refer to the Company and the Guarantors. Where we refer to the “industry,” we mean the telecommunications industry. Reference to the “2006 Annual Report” refer to NNC’s and NNL’s Annual Reports on Form 10-K for the year ended December 31, 2006. References to the “2006 Financial Statements” refer to the audited consolidated financial statements included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 (which replaced the audited consolidated financial statements included in the 2006 Annual Reports), and references to the “2006 MD&A” refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, sections included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 (which replaced the MD&A sections included in the 2006 Annual Reports).

NNL is the principal direct operating subsidiary of NNC. NNC holds all of NNL’s outstanding common shares but none of NNL’s outstanding preferred shares. NNC’s and NNL’s most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as certain of NNC’s and NNL’s other filings with the SEC are incorporated by reference herein. See “Incorporation of Certain Documents by Reference.”

i

Presentation of Financial and Other Information; Material Weaknesses; SEC Review

Unless otherwise indicated, all financial information included in this prospectus is derived from NNC’s historical consolidated audited balance sheet as of December 31, 2006 and consolidated audited statements of operations, changes in equity and comprehensive income (loss) and cash flows for the years ended December 31, 2006, 2005 and 2004 and NNC’s historical unaudited condensed consolidated financial statements as of September 30, 2007 and for the nine month periods ended September 30, 2007 and 2006, which have been prepared on the basis of accounting principles generally accepted in the United States, or U.S. GAAP. Unless otherwise indicated, all references to dollars and “$” shall mean United States dollars.

We and our independent registered chartered accountants have identified a material weakness related to our internal control over financial reporting and concluded that our internal control over financial reporting was ineffective as of December 31, 2006. This material weakness, if not fully addressed, could result in accounting errors such as those underlying the restatements of our consolidated financial statements more fully discussed in the “Controls and Procedures” sections of NNC’s Annual Reports on Form 10-K or 10-K/A, as the case may be, for the years ended December 31, 2006, 2005 and 2003. After considering this material weakness, among other matters, our chief executive officer, or CEO, and chief financial officer, or CFO, have concluded, most recently as of September 30, 2007, that our disclosure controls and procedures are not effective to provide reasonable assurance that information required to be disclosed in the reports we file and submit under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, is recorded, processed, summarized and reported as and when required.

In addition, in part as a result of the compensating procedures and processes that we are applying to our financial reporting process, during the preparation of our financial statements for recent periods (including 2006, 2005 and 2004), we identified a number of adjustments to correct accounting errors related to prior periods, including the errors corrected in the most recent restatement, as more fully discussed in note 4 to the 2006 Financial Statements. In the past, we also recorded adjustments that were immaterial to the then-current period and to the prior periods in the financial statements for the then-current period. As long as we continue to have a material weakness in our internal control over financial reporting, we may in the future identify similar adjustments to prior period financial information. Adjustments that may be identified in the future could require further restatement of our financial statements. Furthermore, the threshold for our being required to restate financial information in the future is potentially very low in the current regulatory environment due in part to the fact that we currently, and in the near future expect to, operate at close to break-even levels of earnings or loss. We have received comments on our periodic filings from the staff of the SEC’s Division of Corporation Finance, or the Staff, and may receive further comments.

For more detailed information on the risks related to these matters, see the “Risk Factors” sections of the 2006 Annual Report and NNC’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, or the 2007 Third Quarter Report, which are incorporated by reference herein.

The consolidated financial statements and related information of NNL are incorporated by reference herein and readers are cautioned that there are material differences between the financial information presented for NNC under “Summary — Selected Historical Consolidated Financial Information of NNC” and the Company. For example, NNC’s audited consolidated balance sheet as of December 31, 2006 and audited consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for the year ended December 31, 2006 are materially different from the corresponding consolidated audited financial statements of NNL, relating primarily to (i) the shareholder litigation expense which was recognized in the consolidated audited financial statements of NNC but was not recognized in the consolidated audited financial statements of NNL; (ii) the reporting of the Company’s Existing Preferred Stock (as defined under “Description of the New Notes — Certain Definitions”) in the item minority interests in subsidiary companies in the audited consolidated balance sheets of NNC and the reporting of dividends and the related taxes in minority interests — net of tax in the audited consolidated statements of operations of NNC; and (iii) the reporting of NNC’s 4.25% Convertible Senior Notes due September 1, 2008, or the 2008 Convertible Notes, in the audited consolidated balance sheets of NNC and related interest expense in the audited consolidated statements of operations of NNC which are not reported in the audited consolidated financial statements of the

Company. This prospectus includes certain financial information for NNC because the Company is the principal direct operating subsidiary of NNC and its results are consolidated into NNC’s results. In addition, the Notes are fully and unconditionally guaranteed by NNC and certain financial covenants in the indenture for the Notes are calculated based on the consolidated financial information of NNC.

Enforcement of Civil Liabilities

Each of NNC and NNL is a Canadian corporation. A substantial portion of their assets are located in Canada or elsewhere outside of the United States and many of their directors and executive officers, and some of the experts named in this document, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon NNC or NNL or those directors, officers and experts. Execution by United States courts of any judgment obtained against NNC or NNL or any of their directors, officers and experts in United States courts would be limited to their assets or those of that person in the United States. Gordon A. Davies, Esq., General Counsel — Corporate and Corporate Secretary of NNC and NNL, has advised the Issuers that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Forward-Looking Statements

Certain statements in this prospectus or in the documents incorporated by reference herein may contain words such as “could,” “expects,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “targets,” “envisions,” “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on our current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which we operate. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following:

•	Risks and uncertainties relating to our business, including: significant competition, competitive pricing practice, cautious capital spending by customers, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material adverse effects on our performance if our expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with our suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in our current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with our efforts to expand internationally; potential additional valuation allowances for all or a portion of our deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect our intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain the integrity of our information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; our potential inability to attract or retain the personnel necessary to achieve our business objectives or to maintain an effective risk management strategy;

•	Risks and uncertainties relating to our liquidity, financing arrangements and capital, including: any inability of us to manage cash flow fluctuations to fund working capital requirements or achieve our business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on us capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of our public debt issues; our below investment grade credit rating; any increase of restricted cash requirements for us if we are unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of our subsidiaries to provide us with sufficient funding; any negative effect to us of the need to make larger defined benefit plans contributions in the future; exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on our ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of our publicly traded securities; and

•	Risks and uncertainties relating to our prior restatements and related matters, including: any negative impact on us of such restatements, legal judgments, fines, penalties or settlements, or any substantial regulatory fines or other penalties or sanctions, related to the ongoing regulatory and criminal investigations of us in the U.S. and Canada; the significant dilution of our existing equity positions resulting from the approval of our class action settlement; any significant pending or future civil litigation actions not encompassed by our class action settlement; any unsuccessful remediation of our material weakness in internal control over financial reporting resulting in an inability to report our results of operations and financial condition accurately and in a timely manner; our inability to access, in its current form, our shelf registration statement filed with the SEC; or any breach by us of the continued listing requirements of the New York Stock Exchange, which we refer to as NYSE, or the Toronto Stock Exchange, which we refer to as TSX, causing the NYSE and/or the TSX to commence suspension or delisting procedures.

For additional information with respect to certain of these and other factors, see the 2006 Annual Report and the 2007 Third Quarter Report, which are incorporated by reference herein, and our other filings with the SEC.

Any forward-looking statements included or incorporated by reference in this prospectus speak only as of the date of this prospectus or the date of such incorporated document. Unless otherwise required by applicable securities laws, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Registered Trademarks

NORTEL, NORTEL (Logo), NORTEL NETWORKS, The GLOBEMARK (Logo), NT, and NORTEL GOVERNMENT SOLUTIONS are trademarks of Nortel. MOODY’S is a trademark of Moody’s Investor Services, Inc. NYSE is a trademark of the New York Stock Exchange, Inc. TSX is a trademark of TSX Inc. SAP is a trademark of SAP AG. S&P and STANDARD & POOR’S are trademarks of The McGraw-Hill Companies, Inc. All other trademarks are the property of their respective owners.

SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (and notes thereto) contained elsewhere or incorporated by reference in this prospectus. For a discussion of certain factors to be considered in connection with an investment in the New Notes, see “Risk Factors.”

Company Overview

We are a global supplier of networking solutions serving both service provider and enterprise customers. Our networking solutions include hardware and software products and services designed to reduce complexity, improve efficiency, increase productivity and drive customer value. Our technologies span access and core networks, support multimedia and business-critical applications, and help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people with information. Our business activities include the design, development, engineering, marketing, sale, supply, licensing, installation, servicing and support of these networking solutions.

Global Class Action Settlement

In February 2006, we announced an agreement to settle two significant class action lawsuits pending in the U.S. District Court for the Southern District of New York, or the Global Class Action Settlement. Subsequently, we entered into agreements to settle all related Canadian actions. The Global Class Action Settlement became effective on March 20, 2007. Under the terms of the Global Class Action Settlement, we agreed to pay $575 million in cash and issue approximately 62,866,775 of NNC common shares, or the Settlement Shares, and we will contribute to the plaintiffs one-half of any recovery resulting from our ongoing litigation against certain former officers of Nortel.

The cash portion of the settlement is under the direction of the settlement escrow agents and our obligation has been satisfied, and as a result, the balances have been released. Approximately 4% of the Settlement Shares have been issued, and we currently expect the balance of the Settlement Shares to be issued commencing in the first half of 2008. See “Capitalization of NNC” and “Risk Factors.”

Restatements; Material Weakness and Related Matters

We have effected successive restatements of prior period financial results. In December 2003, we restated our consolidated financial statements for the years ended December 31, 2002, 2001 and 2000 and for the quarters ended March 31, 2003 and June 30, 2003, referred to herein as the First Restatement. Following an independent review of the facts and circumstances leading to the First Restatement, or the Independent Review, we restated our financial statements for the years ended December 31, 2002 and 2001 and the quarters ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002, referred to herein as the Second Restatement. Over the course of the Second Restatement process, we, together with our independent registered chartered accountants, identified a number of material weaknesses in our internal control over financial reporting as of December 31, 2003. In addition, in January 2005, our and NNL’s boards of directors adopted in their entirety the governing principles for remedial measures identified through the Independent Review. As part of these remedial efforts and to compensate for the unremedied material weaknesses in our internal control over financial reporting, we undertook intensive efforts in 2005 to validate and enhance our controls and procedures relating to the recognition of revenue. As a result of these efforts, it became apparent that certain of our customer contracts for revenue recognized in 2005 and earlier periods had not been accounted for properly under U.S. GAAP. In addition, based on our review of our revenue recognition policies and discussions with our independent registered chartered accountants as part of the 2005 audit, we determined that in our previous application of these policies, we misinterpreted certain of these policies. Management’s determination that these errors required correction led to the restatement of our consolidated financial statements for the years ended December 31, 2004 and 2003 and the quarters ended March 31, 2005 and 2004, June 30, 2005 and 2004, and September 30, 2005 and 2004, or the Third Restatement. For more information on these restatements, see our Annual Reports on Form 10-K or 10-K/A for the fiscal years 2003 and 2005, respectively.

In the course of the preparation of our 2006 Financial Statements, we identified certain errors primarily through discussions with our North American pension and post-retirement actuaries and through our on-going remediation efforts described above. As a result, we restated our consolidated balance sheet as of December 31, 2005 and consolidated statements of operations, changes in equity and comprehensive income (loss) and cash flows for each of the years ended December 31, 2005 and 2004 and for each of the first three quarters in 2006 and 2005. See note 4 to the 2006 Financial Statements and the Quarterly Financial Data included in the 2006 Annual Report, which are incorporated by reference herein.

During 2006 and into 2007, we continued to improve our internal controls over financial reporting to compensate for our previously identified and reported five material weaknesses, and to implement the recommendations for remedial measures identified through the Independent Review. We believe that our remedial measures and other actions taken to significantly improve internal control over financial reporting, individually and in the aggregate, addressed the internal control issues in the five material weaknesses. As at December 31, 2006, we concluded that these measures resulted in the elimination of the five material weaknesses, with the exception of certain deficiencies that comprise the revenue related material weakness, as further described in the “Controls and Procedures” section of our 2006 Annual Report, which is incorporated by reference herein.

We are subject to additional significant pending civil litigation actions, which are not encompassed by the Global Class Action Settlement and which, if decided against us or as a result of settlement, could require us to pay substantial judgments, settlements, fines or other penalties and could result in the dilution of existing equity positions, and we cannot predict the timing of developments in these matters.

In May 2007, we and NNL entered into a settlement agreement with the staff of the Ontario Securities Commission, or OSC, in connection with its investigation into prior accounting practices that led to certain restatements of our and NNL’s financial results. On May 22, 2007, the OSC issued an order approving the settlement agreement, which fully resolves all issues with the OSC with respect to Nortel. Under the terms of the OSC order, we and NNL are required to deliver to the OSC staff quarterly and annual written reports detailing, among other matters, our progress in implementing our remediation plan. This reporting requirement began following the filing of the 2007 Second Quarter Report and will end upon the earlier of the elimination of our remaining material weakness relating to revenue recognition and the completion of our remediation plan. The OSC order does not impose any administrative penalty or fine. However, we have made a payment to the OSC in the amount of CDN$1 million as a contribution towards the costs of its investigation.

We and NNL had been under investigation by the SEC since April 2004 in connection with previous restatements of our consolidated financial statements. On October 15, 2007, we announced that we and NNL reached a settlement on all issues with the SEC in connection with the investigation. As part of the settlement, we agreed to pay a civil penalty of $35 million and a disgorgement in the amount of one U.S. dollar and we consented to be restrained and enjoined from future violations of the antifraud, reporting, books and records and internal control provisions of the U.S. federal securities laws. Further, we and NNL will also provide to the SEC quarterly written reports, beginning following the 2007 Third Quarter Report, detailing our progress in implementing our remediation plan and actions to address our remaining material weakness relating to revenue recognition.

In addition, we received U.S. federal grand jury subpoenas for the production of certain documents sought in connection with an ongoing criminal investigation being conducted by the U.S. Attorney’s Office for the Northern District of Texas, Dallas Division. Further, a criminal investigation into our financial accounting situation by the Integrated Market Enforcement Team of the Royal Canadian Mounted Police is ongoing. Regulatory sanctions may potentially require us to agree to remedial undertakings that may involve the appointment of an independent adviser to review, assess and monitor our accounting practices, financial reporting and disclosure processes and internal control systems. See “Risk Factors” and “Legal Proceedings” in the 2006 Annual Report and the 2007 Third Quarter Report.

Appointment of KPMG LLP

On May 2, 2007, the appointment of KPMG LLP as our principal independent public accountants beginning with fiscal 2007 was approved by our shareholders at our annual and special meeting of shareholders. KPMG LLP was also appointed as the principal independent public accountants for NNL on the same date.

Business Transformation Initiatives

On February 7, 2007, we outlined the next steps of our Business Transformation plan with the announcement of a work plan to implement a net reduction in our global workforce of approximately 2,900 positions, or the 2007 Restructuring Plan. As part of this plan, we will also shift approximately 1,000 positions from higher-cost to lower-cost locations. The 2007 Restructuring Plan also includes initiatives to more efficiently manage our various business locations and reduce our global real estate portfolio. For more information, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, section of the 2007 Third Quarter Report.

Partial Redemption of 2008 Convertible Notes

We used the net proceeds of the issuance of NNC’s 1.75% convertible notes due 2012, or the 2012 Convertible Notes, and 2.125% convertible notes due 2014, or the 2014 Convertibles Notes, in March 2007 to redeem on September 28, 2007 at par value $1,125 million of the $1.8 billion outstanding principal amount of the 2008 Convertible Notes pursuant to a redemption notice given to holders of the 2008 Convertible Notes on September 4, 2007.

The Exchange Offers

On July 5, 2006, we completed a private placement of the Old Notes and entered into a registration rights agreement in which we agreed, among other things, to conduct these exchange offers. Under the terms of the exchange offers, you are entitled to exchange Old Notes for New Notes evidencing the same indebtedness and with substantially similar terms. The following is a summary of the exchange offers. You should read the discussion under the heading “Description of the New Notes” for further information regarding the New Notes.

Old Notes	On July 5, 2006, we issued:

• $450,000,000 aggregate principal amount of Old 2016 Fixed Rate Notes;

• $550,000,000 aggregate principal amount of Old 2013 Fixed Rate Notes; and

• $1,000,000,000 aggregate principal amount of Old Floating Rate Notes.

As of the date of this prospectus, $450,000,000 aggregate principal amount of Old 2016 Fixed Rate Notes, $550,000,000 aggregate principal amount of Old 2013 Fixed Rate Notes and $1,000,000,000 aggregate principal amount of Old Floating Rate Notes are outstanding.

Exchange Offers	We are offering to exchange:

• for each $1,000 aggregate principal amount of Old 2016 Fixed Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New 2016 Fixed Rate Notes;

• for each $1,000 aggregate principal amount of Old 2013 Fixed Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New 2013 Fixed Rate Notes; and

• for each $1,000 aggregate principal amount of Old Floating Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New Floating Rate Notes;

The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes do not apply to the New Notes (other than the transfer restrictions applicable to the transfer of New Notes in Canada under applicable Canadian securities laws).

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on January 25, 2008, unless we decide to extend it.

Settlement Date	The settlement date of the exchange offers will be as soon as practicable after the expiration date of the exchange offers.

Withdrawal of Tenders	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offers. See “Description of the Exchange Offers — Withdrawal of Tenders.”

Conditions to the Exchange Offers	Our obligation to consummate the exchange offers is subject to certain customary conditions, which we may assert or waive. See

“Description of the Exchange Offers — Conditions to the Exchange Offers.”

Procedures for Tendering	To participate in the exchange offers, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering Old Notes held in book-entry form.

In addition to effecting the tender of Old Notes through the ATOP procedures, Canadian holders of Old Notes must also complete the Canadian Representation Letter sent to holders of Old Notes in Canada.

The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offers, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that confirms:

• that DTC has received instructions to exchange your Old Notes;

• that you agree to be bound by the terms of the letter of transmittal; and

• whether you are resident in Canada and, if you are resident in Canada, that you acknowledge that you have received the Canadian Private Placement Memorandum and that the Canadian Representation Letter has been transmitted to the exchange agent.

For more details, please read “Description of the Exchange Offers — Terms of the Exchange Offers” and “Description of the Exchange Offers — Procedures for Tendering.” Any holder electing to have Old Notes exchanged pursuant to the exchange offers must properly tender its Old Notes prior to the close of business on the expiration date. All Old Notes validly tendered and not properly withdrawn will be accepted for exchange. Old Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Consequences of Failure to Exchange	If we complete the exchange offers and you do not participate in it, then:

• your Old Notes will continue to be subject to the existing restrictions upon their transfer;

• we will have no further obligation to provide for the registration under the Securities Act of those Old Notes except under certain limited circumstances; and

• the liquidity of the market for your Old Notes could be adversely affected.

Taxation	The exchange pursuant to the exchange offers generally will not be a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations” in this prospectus.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in the exchange offers.

Exchange Agent	The Bank of New York is the exchange agent for the exchange offers. All correspondence in connection with the exchange offers should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, New York 10286 Telephone: (212) 815-3687 Facsimile: (212) 815-1915

Information Agent	D.F. King & Co., Inc. is serving as information agent for the exchange offers. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal and the Canadian Representation Letter) to the information agent at the following address:

D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Banks and brokers call: (212) 269-5550 (collect) All others call toll-free: (800) 659-6590

The New Notes

Issuer	Nortel Networks Limited, a Canadian corporation.

Guarantors	Nortel Networks Corporation, a Canadian corporation, and Nortel Networks Inc., a Delaware corporation.

Securities Being Exchanged	Up to $1,000,000,000 aggregate principal amount of New Floating Rate Notes.

Up to $550,000,000 aggregate principal amount of New 2013 Fixed Rate Notes.

Up to $450,000,000 aggregate principal amount of New 2016 Fixed Rate Notes.

Maturity	July 15, 2016, in the case of the New 2016 Fixed Rate Notes.

July 15, 2013, in the case of the New 2013 Fixed Rate Notes.

July 15, 2011, in the case of the New Floating Rate Notes.

Interest Rate	The New 2016 Fixed Rate Notes will bear interest at an annual rate of 10.750%. Interest on the New 2016 Fixed Rate Notes is payable on January 15 and July 15 of each year, commencing July 15, 2008. Interest on the New 2016 Fixed Rate Notes will begin to accrue on January 15, 2008, the date on which we will make the last interest payment on the Old 2016 Fixed Rate Notes prior to issuing the New 2016 Fixed Rate Notes.

The New 2013 Fixed Rate Notes will bear interest at an annual rate of 10.125%. Interest on the New 2013 Fixed Rate Notes is payable on January 15 and July 15 of each year, commencing July 15, 2008. Interest on the New 2013 Fixed Rate Notes will begin to accrue on January 15, 2008, the date on which we will make the last interest payment on the Old 2013 Fixed Rate Notes prior to issuing the New 2013 Fixed Rate Notes.

The New Floating Rate Notes will bear interest at an annual rate, reset quarterly, equal to three-month LIBOR plus 4.250%. Interest on the New Floating Rate Notes is payable on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2008. Interest on the New Floating Rate Notes will begin to accrue on January 15, 2008, the date on which we will make the last interest payment on the Old Floating Rate Notes prior to issuing the New Floating Rate Notes.

See “Description of the New Notes — Principal, Maturity and Interest” for additional information.

Optional Redemption	The New 2016 Fixed Rate Notes will be redeemable at the Company’s option, in whole at any time or in part from time to time on or after July 15, 2011, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to July 15, 2011, the Company may redeem all or a portion of the New 2016 Fixed Rate Notes at a price equal to 100% of the principal amount thereof plus a “make- whole” premium set forth in this prospectus, together with accrued and unpaid interest.

The New 2013 Fixed Rate Notes will be redeemable at the Company’s option, in whole at any time or in part from time to time, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium set forth in this prospectus, together with accrued and unpaid interest.

The Company may also, at its option at any time or from time to time on or prior to July 15, 2009, use the proceeds of certain equity offerings to redeem up to 35% of each series of Notes at the prices set forth in this prospectus. Any Old Notes of any series that remain outstanding after the completion of the exchange offers, together with the New Notes of such series issued in the exchange offers, will be treated as a single class of securities under the Indenture.

In addition, in the event of certain changes in applicable withholding taxes, the Company may, at its option, redeem the New Notes of each series in whole, but not in part, at the prices described in this prospectus.

The New Floating Rate Notes are not redeemable at the Company’s option, except as described in the two preceding paragraphs.

See “Description of the New Notes — Optional Redemption” for additional information.

Offer to Purchase Upon a Change of Control	Upon a Change of Control (as defined under “Description of the New Notes — Certain Definitions”), the Company will be required to make an offer to purchase all or a portion of each holder’s New Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of the New Notes — Change of Control” and “Risk Factors — Risks Relating to the New Notes — The Company may be unable to purchase the Notes upon a Change of Control.”

Certain Covenants	The indenture governing the New Notes contains certain limitations on the ability of NNC and its subsidiaries (other than Nortel Government Solutions Holding Corporation, or NGSH, Nortel LearnIT and their respective subsidiaries) to:

• incur or guarantee indebtedness;

• grant liens;

• pay dividends on or repurchase certain capital stock of NNC and the Company; and

• enter into certain mergers, amalgamations or consolidations.

These covenants are subject to a number of important exceptions and limitations and certain of these covenants will either be inapplicable or more limited at any time that the New Notes have an investment grade rating. See “Description of the New Notes — Certain Covenants that Will Cease to Apply During Suspension Period” and “Description of the New Notes — Certain Covenants Applicable at All Times.”

Ranking	The New Notes will be senior unsecured obligations of the Company and will rank pari passu with all other senior obligations of the Company, including the Old Notes, and effectively junior to all secured obligations of the Company to the extent of the value of the property securing such obligations. The New Notes will be effectively subordinated to all liabilities of the subsidiaries of NNC that are not Guarantors (other than the Company) to the extent of the value of such subsidiaries.

Guarantees	The New Notes will at all times be guaranteed by NNC and will also initially be guaranteed by NNI. If, for any reason, the Company does not make any required payment in respect of any guaranteed New Notes when due, whether on the normal due date, on acceleration, redemption or otherwise, the Guarantors with respect to the guarantees that are then in effect will cause the payment to be made to or to the order of the Trustee. Each Guarantee will be the direct, unconditional, unsecured and unsubordinated obligation of the respective Guarantor and will rank equally and ratably with other senior unsecured obligations of the respective Guarantor, including the guarantees of the Old Notes, except to the extent prescribed by law.

The guarantee of NNI will be released under certain circumstances set forth under “Description of the New Notes — Guarantees; Release of Guarantees.”

Absence of a Public Market for the New Notes; Transfer Restrictions	The New Notes are a new issue of securities and there is currently no established market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities exchange or automated dealer quotation system.

Any New Notes issued in the exchange offers will be distributed in Canada on a private placement basis. The New Notes have not been and will not be qualified for sale under the securities laws of any province or territory in Canada and any resale of the New Notes in Canada must be made in accordance with the transfer restrictions described under “Transfer Restrictions in Canada” and applicable securities laws of a province or territory in Canada.

Risk Factors

Investing in the New Notes involves substantial risks. You should carefully consider all the information in this prospectus prior to investing in the New Notes. In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page 17 of this prospectus and in the “Risk Factors” sections of the 2006 Annual Report and the 2007 Third Quarter Report, which are incorporated by reference herein.

Corporate Structure of Company and Guarantors

The following chart illustrates the simplified vertical corporate structure of the Company and the Guarantors. For information about the indebtedness of NNC and its subsidiaries, see “Capitalization of NNC” and “Description of Other Indebtedness of NNC.”

(1)	The NNI guarantee will be released under certain circumstances, see “Description of the New Notes — Guarantees; Release of Guarantees.”

Selected Historical Consolidated Financial Information of NNC

The following table sets forth summary selected historical consolidated financial data for NNC as of June 30, 2007 and December 31, 2006, for the nine months ended September 30, 2007 and 2006 and for the three years ended December 31, 2006, 2005 and 2004. This data has been derived from, and should be read in conjunction with, NNC’s unaudited condensed consolidated interim financial statements and NNC’s audited consolidated financial statements, respectively, and the accompanying related notes, all of which are incorporated by reference herein. The financial results for the nine-month periods are not necessarily indicative of financial results for the full year. We believe that the unaudited condensed consolidated financial statements include all adjustments necessary for a fair presentation of the results for the periods presented.

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005(1)	2004(1)
	(Millions of U.S. dollars, except gross margin)

Revenues	$7,750	$8,096	$11,418	$10,509	$9,478
Gross profit	3,217	3,116	4,439	4,278	3,922
Gross margin	41.5%	38.5%	38.9%	40.7%	41.4%
Selling, general and administrative expense	1,812	1,809	2,503	2,429	2,146
Research and development expense	1,248	1,451	1,939	1,874	1,975
Amortization of intangibles	37	19	26	17	9
In-process research and development expense	—	16	22	—	—
Special charges	172	76	105	169	181
Loss (gain) on sale of business and assets(2)	(8)	(42)	(206)	47	(91)
Shareholder litigation settlement expense (recovery)	(54)	(453)	(219)	2,474	—
Regulatory investigation expense	35	—	—	—	—

Operating earnings (loss)	(25)	240	269	(2,732)	(298)
Other income — net	361	178	212	295	217
Interest expense
Long-term debt	(278)	(188)	(272)	(209)	(192)
Other	(23)	(55)	(68)	(10)	(10)

Earnings (loss) from continuing operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	35	175	141	(2,656)	(283)
Income tax benefit (expense)	(74)	(69)	(60)	81	20
Minority interests — net of tax	(76)	(1)	(59)	(39)	(33)
Equity in net earnings (loss) of associated companies — net of tax	2	(6)	(3)	3	—

Net earnings (loss) from continuing operations	(113)	99	19	(2,611)	(296)
Net earnings (loss) from discontinued operations — net of tax	—	—	—	1	49

Net earnings (loss) before cumulative effect of accounting change	(113)	99	19	(2,610)	(247)
Cumulative effect of accounting change — net of tax	—	9	9	—	—

Net earnings (loss)	$(113)	$108	$28	$(2,610)	$(247)

(1)	NNC’s consolidated financial results include the operating results of Nortel Government Solutions Incorporated, or NGS, from June 3, 2005, the date we acquired NGS.

(2)	Represents net gains or losses classified in NNC’s consolidated statement of operations as gains or losses on the sale of businesses and assets and includes related costs. Consists primarily of: for the nine months ended September 30, 2007, a gain of $12 million related to the sale of a portion of LG-Nortel’s wireline business in the second quarter of 2007, partially offset by a loss of $6 million related to the sale of the UMTS Access business to Alcatel-Lucent; for the nine months ended September 30, 2006, gains of $23 million related to the sale of our Bladeserver business, $18 million related to the sale of our Brampton, Ontario facility and $16 million related to the sale of our Galway, Ireland facility, partially offset by costs of $7 million related to the divestiture of our manufacturing operations to Flextronics; for fiscal 2006, gains of $166 million on the sale of certain assets and liabilities related to our Universal Mobile Telecommunications Systems access business, $40 million related to the sale of real estate assets in Canada and the Europe, Middle East and Africa region and $23 million on the sale of certain assets related to our blade server business; for fiscal 2005, charges related to the divestiture of our manufacturing operations to Flextronics; and for fiscal 2004, a gain of $78 million related to the sale of certain assets in the Caribbean and Latin America region and a gain of approximately $30 million related to the sale of our directory operator service business to VoltDelta Resources LLC.

Balance Sheet Data

	As of September 30,	As of December 31,
	2007	2006
	(Millions of U.S. dollars)

Total assets	$17,915	$18,979
Unrestricted cash and cash equivalents	3,128	3,492
Accounts receivable — net	2,538	2,785
Inventories — net	2,094	1,989
Trade and other accounts payable	1,077	1,125
Plant and equipment — net	1,533	1,530
Total debt(3)	4,527	4,500
Total shareholders’ equity	2,907 (4)	1,121

(3)	Total debt includes long-term debt, long-term debt due within one year, loan payable and notes payable. Notes payable as of September 30, 2007 was $31 million and as of December 31, 2006 was $36 million.

(4)	As of March 20, 2007, the date the Global Class Action Settlement became effective, the litigation settlement provision related to the equity component of the Global Class Action Settlement was reclassified to additional paid-in-capital within shareholders’ equity as the number of shares was fixed at such date.

Other Financial Data and Credit Statistics

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Millions of U.S. dollars, except ratios)

Net cash from (used in) operating activities	$(820)	$(283)	$237	$(179)	$(185)
Net cash from (used in) investing activities	414	(616)	(273)	(426)	(132)
Net cash from (used in) financing activities	(46)	489	483	(60)	(110)
Adjusted EBITDA(5)	—	—	748	852	551
Capital expenditures	140	260	316	258	276
Cash interest paid	328	196	241	203	189
Ratio of earnings to fixed charges	— (6)	1.6	1.1	— (6)	— (6)
Consolidated Fixed Charges(7)	—	—	402	256	235
Consolidated Fixed Charge Coverage Ratio(8)	—	—	1.86	3.33	2.34
Ratio of net debt to Adjusted EBITDA(9)	—	—	1.35	1.11	—

(5)	We have presented Adjusted EBITDA because it is a financial measure that is used as a factor in testing whether the Company, the Guarantors and their subsidiaries may incur additional funded debt under the terms of the Notes and the related indenture (see “Description of the New Notes — Certain Definitions” and “— Certain Covenants that will Cease to Apply During Suspension Period”). Adjusted EBITDA is derived from EBITDA, which is defined as net earnings (loss) from continuing operations before interest expense (excluding interest income and certain interest expense related to the Global Class Action Settlement), income tax expense (benefit), depreciation and amortization and cash dividends paid by NNL on outstanding preferred shares (excluding taxes paid in respect of such dividends, which are included in income tax expense (benefit).

Adjusted EBITDA and EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and EBITDA, which are non-GAAP financial measures, have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of NNC’s consolidated results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•	does not reflect NNC’s consolidated cash expenditures, or future requirements for capital expenditures, or contractual commitments including pension and other post-retirement obligations;

•	does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on NNC’s consolidated indebtedness and other obligations;

•	does not reflect tax payments that represent a reduction in cash available to NNC and its subsidiaries;

•	does not reflect expenses resulting from payments or distributions in connection with certain shareholder litigation or regulatory or law enforcement investigations;

•	does not necessarily reflect changes in, or cash requirements for, NNC’s consolidated working capital needs including the timing of the receipt of cash from our customers for the sales of our solutions or the timing of our payments of costs relating to these sales; and

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

Because of these limitations, we rely primarily on our results under U.S. GAAP. Adjusted EBITDA and EBITDA also differ in important respects from Management EBT discussed in the MD&A section of our 2007 Third Quarter Report. Adjusted EBITDA and EBITDA should not be viewed as substitute measures of our cash flow or reliable predictors of our cash flow or our ability to generate earnings or cash to service our indebtedness.

The following table reconciles Adjusted EBITDA for NNC on a consolidated basis to EBITDA and to the most directly comparable U.S. GAAP measure, net earnings (loss) from continuing operations. We have presented a reconciliation to EBITDA because it is a measure that is commonly used by investors in evaluating high yield debt instruments and Adjusted EBITDA is derived from EBITDA.

	Year Ended December 31,
	2006	2005	2004
	(Millions of U.S. dollars)
Net earnings (loss) from continuing operations	$19	$(2,611)	$(296)

Interest expense(a)	318	219	202
Income tax expense (benefit)	60	(81)	(20)
Amortization and depreciation	290	302	341
Dividends on preferred shares(b)	38	26	22

EBITDA	725	(2,145)	249

Net (income) loss of equity investments except cash distributions(c)	3	(3)	—
Restructuring charges(d)	105	169	181
(Gain) loss on sale of businesses and assets(e)	(206)	47	(91)
Loss on BSNL contract(f)	13	148	160
Customer financing receivable restructuring gains(g)	—	(10)	(97)
Non-cash compensation expense(h)	103	89	117
Restatement costs(i)	48	102	97
Finance transformation costs(j)	51	40	—
Shareholder litigation settlement expense (recovery)(k)	(219)	2,474	—
Regulatory investigation expense(l)	—	—	—
Foreign exchange gains	12	(59)	(65)
Adjustment for asset sale(m)	113	—	—

Adjusted EBITDA	748	852	$551

(a)	Excludes interest expense incurred related to the cash held in escrow related to the Global Class Action Settlement, which was paid over to the plaintiffs. Does not give effect to interest income.

(b)	Represents cash dividends paid by NNL on outstanding preferred shares (excluding taxes paid in respect of such dividends, which are included in income tax expense (benefit) above), which are included as part of minority interests in NNC’s consolidated financial statements. The amounts included in the calculation of Consolidated Fixed Charges described below in footnote 7 include these taxes.

(c)	Represents the net income or loss of joint ventures in which NNC or a subsidiary of NNC is a party and the net income or loss of entities that are not subsidiaries of NNC, in each case except to the extent of cash dividends or distributions paid to NNC or to a subsidiary of NNC by such joint venture or other entity.

(d)	Represents charges (including amounts to be settled in cash) related to exit and disposal activities approved by the board of directors of NNC as part of a restructuring plan. Restructuring charges in 2007, 2006, 2005 and 2004 consist of charges relating to four restructuring plans. During 2001 and 2004, we implemented work plans to streamline operations through workforce reductions and real estate optimization strategies. During the second quarter of 2006, in an effort to increase competitiveness by improving operating margins and overall business performance, we announced a restructuring plan that included workforce reductions. In the first quarter of 2007, we outlined the 2007 Restructuring Plan. See “Summary — Company Overview — Business Transformation Initiatives.” For more information on these restructuring plans, see the 2006 MD&A and the MD&A section included in the 2007 Third Quarter Report, which are incorporated by reference herein. We may incur restructuring charges of this nature in the future as our business and the telecommunications industry continue to evolve.

(e)	Represents net gains or losses classified in NNC’s consolidated statement of operations as gains or losses on the sale of businesses and assets. See footnote 2 for more information.

(f)	Represents losses, charges and costs attributed to the contracts with Bharat Sanchar Nigam Limited, or BSNL. The definition of Adjusted EBITDA excludes these losses, charges and costs attributed to

BSNL contracts existing on the issue date of the Old Notes, but not any expansion option, extension, renewal or replacement of those contracts. For more information on the BSNL contracts, see the MD&A section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, or the 2005 Annual Report.

(g)	Represents favorable settlements of nil in 2006, nil in 2005 and $45 million in 2004 related to the sale or restructuring of customer financing receivables due to subsequent collections for amounts exceeding NNC’s original estimates of net recovery, which are included in selling, general and administrative, or SG&A, expense; and gains of $10 million in 2005 (all of which was recorded in the first quarter of 2005) and $52 million in 2004 (all of which was recorded in the fourth quarter of 2004) resulting from restructured customer financing arrangements, which are included in other income (expense). The definition of Adjusted EBITDA excludes these items, but if there are any similar items that occur after March 31, 2006, they will not be excluded.

(h)	Represents non-cash compensation expense related to stock-based compensation plans included as applicable in cost of revenues, SG&A expense and research and development, or R&D, expense.

(i)	Represents costs attributable to the First, Second and Third Restatements and related internal control remedial measures. We continue to identify, develop and implement remedial measures and compensating procedures to address the material weakness in our internal control over financial reporting. The definition of Adjusted EBITDA excludes only those costs attributable to restatements disclosed in, incorporated by reference in or contemplated by the offering memorandum related to the original offering of the Old Notes, or the 2006 Offering Memorandum, or any related internal control remedial measures and, for example, does not represent any costs attributable to our further restatement in 2007. For more information about our restatements, see “Summary — Company Overview — Restatements; Material Weakness and Related Matters” and the “Controls and Procedures” sections in the 2006 Annual Report and 2007 Third Quarter Report.

(j)	Represents costs attributable to our ongoing finance transformation project, which includes, among other things, the implementation of a new information technology platform (SAP) to provide an integrated global financial system. For more information, see the “Controls and Procedures” section in the 2006 Annual Report and 2007 Third Quarter Report.

(k)	Represents costs attributable to our Global Class Action Settlement. See “— Company Overview — Global Class Action Settlement” for more information. As a result of the Global Class Action Settlement, we established a litigation settlement provision and recorded a charge to our full-year 2005 financial results of $2,474 million (net of insurance proceeds of $229 million, which were placed in escrow in April 2006). Of this amount, $575 million related to the cash portion, which we placed in escrow on June 1, 2006, along with $5 million in accrued interest, and $1,899 million related to the equity component. We adjusted the equity component in each quarter since February 2006 to reflect the fair value of the equity component. The final adjustment to the fair value of the equity component occurred on March 20, 2007, the date the settlement became effective. As of March 20, 2007, the fair value of the equity component had decreased to $1,626 million, including a recovery of $54 million in the first quarter of 2007. We may incur additional costs in the future in connection with the settlement of, or satisfaction of any judgment resulting from, any shareholder litigation. The definition of Adjusted EBITDA excludes costs relating to these matters as disclosed or incorporated by reference in the 2006 Offering Memorandum.

(l)	Represents costs attributable to our May 2007 settlement agreement with the staff of the OSC and charges taken in the second quarter of 2007 as a result of our discussions with the enforcement staff of the SEC for purposes of resolving the investigation into prior accounting practices that led to certain restatements of our and NNL’s financial results. See “— Company Overview — Restatements; Material Weakness and Related Matters” for more information. We may incur additional costs in the future in connection with the settlement of, or satisfaction of any judgment resulting from, any regulatory or law enforcement investigation. The definition of Adjusted EBITDA excludes costs relating to these matters as disclosed or incorporated by reference in the 2006 Offering Memorandum.

(m)	Represents an adjustment for the sale of substantially all of the assets and liabilities related to our UMTS access business in 2006. In addition to the adjustments included in the definition of “Adjusted EBITDA” as described above, Adjusted EBITDA as used in the Consolidated Fixed Charge Coverage

Ratio is calculated after giving pro forma effect to certain asset sales and asset acquisitions by adjusting for our good faith estimate of the Adjusted EBITDA (including pro forma expense and cost reductions) attributable to the asset sold or acquired. Fore more information, see “Description of the New Notes — Certain Definitions.”

(6)	The earnings of NNC calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the nine months ended September 30, 2007 by $58 million and for the years ended December 31, 2005 and 2004 by $2,711 million and $328 million, respectively.

(7)	We have presented Consolidated Fixed Charges because it is a financial measure that is used as a factor in testing whether the Company, the Guarantors and their subsidiaries may incur additional funded debt under the terms of the Notes and the related indenture (see “Description of the New Notes — Certain Definitions” and “Description of the New Notes — Certain Covenants that will Cease to Apply During Suspension Period”).

Consolidated Fixed Charges, as presented, may not be comparable to similarly titled measures of other companies. Consolidated Fixed Charges is a non-GAAP financial measure, and you should not consider it in isolation or as substitutes for analysis of NNC’s consolidated results as reported under U.S. GAAP. Consolidated Fixed Charges also differs in important respects from fixed charges as calculated for purposes of the ratio of earnings to fixed charges under SEC rules, which is presented under “Ratio of Earnings to Fixed Charges of NNC.”

The following table sets out the composition of Consolidated Fixed Charges:

	Year Ended
	December 31,
	2006	2005	2004
	(Millions of U.S. dollars)

Interest expense(a)	$318	$219	$202
Dividends on preferred shares(b)	53	37	33
Adjustments for changes in indebtedness(c)	31	—	—

Consolidated Fixed Charges	$402	$256	$235

(a)	Excludes interest expense incurred related to the cash held in escrow related to the Global Class Action Settlement, which was paid over to the plaintiffs. Does not give effect to interest income.

(b)	Represents cash dividends paid by NNL on outstanding preferred shares, which are reflected in NNC’s consolidated financial statements as minority interests (including taxes paid in respect of such dividends, which are included in the income tax expense (benefit) line).

(c)	Represents adjustments for the issuance in July 2006 of the Old Notes and the use of the proceeds from the issuance of the Old Notes to prepay the $1,300 million credit facility NNI entered into in February 2006. Consolidated Fixed Charges as used in the Consolidated Fixed Charge Coverage Ratio is calculated after giving pro forma effect to the incurrence or repayment of certain indebtedness as if such incurrence or repayment had occurred on the first day of the applicable period. For more information, see “Description of the New Notes — Certain Definitions.”

(8)	Represents the ratio of Adjusted EBITDA to Consolidated Fixed Charges. See footnote 5 for a description of Adjusted EBITDA and footnote 7 for a description of Consolidated Fixed Charges.

(9)	We have presented the ratio of net debt to Adjusted EBITDA because we believe it provides information that is useful to understand our past financial performance and prospects for the future and because it is a measure that is commonly used by investors in evaluating high yield debt instruments. Net debt is defined as total debt less unrestricted cash and cash equivalents and, as presented, may not be comparable to similarly titled measures of other companies. Net debt as of September 30, 2007, December 31, 2006 and December 31, 2005 comprises total debt of $4,527 million, $4,500 million and $3,896 million, respectively, less unrestricted cash and cash equivalents of $3,128 million, $3,492 million and $2,951 million, respectively. See footnote 3 for a description of total debt and footnote 5 for a description of Adjusted EBITDA.

RISK FACTORS

Investing in the New Notes involves substantial risks.

A description of the risks relating to our restatements and related matters, risks relating to the Company, including risks relating to our business, and risks relating to our liquidity, financing arrangements and capital is included elsewhere herein and in the “Risk Factors” sections of the 2006 Annual Report and the 2007 Third Quarter Report, which are incorporated by reference herein. You should carefully consider these risks and the risks described below along with other information contained or incorporated by reference in this prospectus before making an investment decision with regard to the New Notes. The risks and uncertainties described below and in the documents incorporated by reference herein are not the only ones relevant to us or to an investment in the New Notes. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial may also impair our business, results of operations, financial condition and liquidity.

The above categories and the order in which we have listed our risk factors is not intended to limit your consideration of the possible effects of these risks on our business or to categorize or rank our risks by likelihood of occurrence or severity to our business. Any adverse effects related to the risks discussed may, and likely would, have an adverse impact on many aspects of our business.

Risks Relating to the New Notes

The Issuers may not be able to generate sufficient cash flow to meet their obligations, including payments on the New Notes and the Guarantees. NNC and the Company depend on their subsidiaries for a substantial portion of their cash flow.

NNC’s principal asset is the common shares of the Company, and the capital stock of the Company’s subsidiaries represents a significant portion of the Company’s assets. Consequently NNC is dependent, and the Company is partially dependent, on distributions from their subsidiaries to service their debt, including any payments on the Guarantees. The Issuers’ subsidiaries are separate and distinct legal entities and any subsidiary that is not a Guarantor will have no obligation, contingent or otherwise, to pay amounts due under the New Notes or the Guarantees or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. In addition, the Issuers’ subsidiaries’ ability to pay dividends and make other distributions to the Issuers may also be subject to their having net income and the requisite amounts of paid-in-capital, and other restrictions under applicable laws, including with respect to exchange and capital controls, as well as the absence of any financial or other agreement that may restrict their ability to provide funds to the Issuers. Furthermore, the ability of the Issuers to fund their obligations, including payments on the New Notes and the Guarantees, depends on their and their subsidiaries’ ability to generate sufficient cash flows from operations, which is subject in part to general economic, financial, business, competitive, legislative, regulatory and other factors, many of which may be beyond their control. If the Issuers and their subsidiaries are unable to maintain a sufficient level of cash flows from operations, and other sources of liquidity are not available to them, or the Issuers’ subsidiaries are otherwise unable to pay dividends to the Issuers or provide and make payments on loans or other forms of financing to the Issuers, the Issuers may not be able to make payments of principal, interest or other payments on the New Notes and the Guarantees. In these circumstances, the Issuers also may not be able to pay the principal, interest or other amounts due on their other obligations, including outstanding public debt and corporate expenses.

If any Issuer is unable to service its debt or pay its other obligations, it will be forced to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its debt, or seeking additional equity capital. It may be unable to effect any of these actions on satisfactory terms, or at all. The indenture governing the Notes contains covenants that, at any time that the Notes do not have an investment grade rating, limit our ability to incur, assume, issue or guarantee additional funded debt (including capital leases) and certain types of preferred stock, or repurchase, redeem, retire or pay any dividends in respect of any NNC stock or NNL preferred stock, in excess of certain permitted amounts or incur debt that is subordinated to any other debt of NNC, NNL or NNI, unless that new debt is expressly subordinated to the Notes and the related guarantees. At any time that the Notes do not have an investment grade rating, our ability to incur, assume, issue or guarantee additional indebtedness and certain types of preferred stock and pay dividends is tied to an adjusted EBITDA to fixed charges ratio. Adjusted EBITDA is generally defined in the indenture governing NNL’s senior notes due 2011, 2013 and 2016 as consolidated earnings before interest, taxes, depreciation and amortization, adjusted for certain restructuring charges and other one-time charges and gains that are excluded from the calculation of adjusted EBITDA. “Fixed charges” is defined in the indenture governing the Notes as consolidated interest expense plus dividends paid on certain preferred stock. Pursuant to certain significant exceptions and “carve-outs” contained in the covenants in the indenture governing the Notes, we may incur certain debt and make certain restricted payments without regard to the adjusted EBITDA to fixed charges ratio up to certain permitted amounts. See “Description of the New Notes” for additional information.

In addition, if any Issuer cannot make scheduled payments on any of its debt obligations, it will be in default under that obligation and, as a result, among other things, (i) the holders of that obligation could declare all outstanding principal and interest to be due and payable, which could result in additional debt becoming due and outstanding as a result of cross-default or cross-acceleration provisions; and (ii) it could be forced into bankruptcy or liquidation, which could result in you losing your entire investment in the New Notes and/or the benefit of the applicable Guarantee. In addition, if either NNC or the Company cannot make scheduled payments on its material debt, Export Development Canada, or EDC, could terminate its commitments under the $750 million support facility, or the EDC Support Facility, and require cash collateralization of any outstanding support under the EDC Support Facility.

Material adverse legal judgments, fines, penalties or settlements could have a material adverse effect on our business, results of operations, financial condition and liquidity, which could be very significant and could prevent the Issuers from fulfilling, among other things, their obligations under the New Notes and the Guarantees.

We are subject to significant pending civil litigation and regulatory and criminal investigations, the outcome and timing of which are uncertain and difficult to predict and could require us to pay substantial judgments, settlements, fines or other penalties. We believe our cash will be sufficient to fund the changes to our business model in accordance with our strategic plan (see “Executive Overview — Our Business and Strategy” in the MD&A section of the 2007 Third Quarter Report), fund our investments and meet our customer commitments for at least the twelve month period commencing October 1, 2007, including the cash expenditures outlined under “Liquidity and Capital Resources — Future Uses of Liquidity” in the MD&A section of the 2007 Third Quarter Report. In making this estimate, we have not assumed the need to make any payments in respect of fines, other penalties, judgments or settlements in connection with our pending civil litigation (other than those encompassed by the Global Class Action Settlement and for anticipated professional fees and expenses) or regulatory or criminal investigations related to the restatements (other than those discussed above under “Summary — Company Overview — Restatements; Material Weakness and Related Matters”), which could have a material adverse effect on our business, results of operations, financial condition and liquidity. Any such payments (in addition to those mentioned above) could materially and adversely affect our cash position, our available cash and cash flow from operations may not be sufficient to pay them, and additional sources of funding may not be available to us on commercially reasonable terms or at all.

The covenants in the indenture do not restrict us from making any payments to satisfy judgments, settlements, penalties, fines or other penalties in connection with the existing civil litigation or regulatory and criminal investigations or any litigation or investigation brought against us in the future. These payments could materially and adversely affect our cash position and prevent the Issuers from being able to make payments of principal, interest or other payments on the New Notes and the Guarantees. These payments could also adversely affect the credit ratings assigned to the New Notes and the Guarantees by the nationally recognized rating agencies. In these circumstances, the Issuers also may not be able to satisfy their obligations under other indebtedness, which could result in an event of default under the New Notes and the Guarantees as a result of the cross-acceleration provisions contained in the indenture.

In addition, these circumstances could have a material adverse effect on our business, results of operations, financial condition and liquidity, including by:

•	requiring us to dedicate a substantial portion of our cash and/or cash flow from operations to these payments, thereby reducing the availability of our cash and/or cash flow to fund working capital, capital expenditures, R&D efforts and other general corporate purposes, including debt reduction;

•	increasing the difficulty and/or cost to us of refinancing our indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

•	making it more difficult or more costly for us to make acquisitions and investments;

•	limiting our ability to obtain, and/or increasing the cost of obtaining, directors’ and officers’ liability insurance and/or other types of insurance; and

•	restricting our ability to introduce new technologies and products and/or exploit business opportunities.

Our high level of debt could materially and adversely affect our business, results of operations, financial condition and liquidity and prevent the Issuers from fulfilling, among other things, their obligations under the New Notes and the Guarantees.

In order to finance our business, we have incurred significant levels of debt. Following the exchange offers, we will continue to have a substantial amount of indebtedness and other obligations. As of September 30, 2007, we had approximately $4.5 billion of debt. See “Capitalization of NNC” for additional information.

Our high degree of leverage could have important consequences to you. For example, a high level of debt, arduous or restrictive terms and conditions related to accessing certain sources of funding, or any significant reduction in, or access to, the EDC Support Facility, could place us at a competitive disadvantage compared to competitors that have less debt and could materially and adversely affect our ability to: fund the operations of our business; borrow money in the future or access other sources of funding; refinance our existing debt, should we decide to do so; pay interest, or judgments, settlements, fines or other penalties; and maintain our flexibility in planning for or reacting to economic downturns, adverse industry conditions and adverse developments in our business, and our ability to withstand such events.

Despite their current debt level, the Issuers may still be able to incur substantially more debt under the covenants in the indenture, which could further exacerbate these risks.

If any Issuer incurs any additional debt that ranks equally with the New Notes and the Guarantees, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of that Issuer, as will the holders of the Old Notes. This may have the effect of reducing the amount of proceeds paid to you.

The New Notes and Guarantees will be effectively subordinated to all indebtedness and other obligations of NNC’s direct and indirect non-guarantor subsidiaries (other than the Company), which may include obligations under the EDC Support Facility. None of NNC’s direct and indirect subsidiaries other than NNI will guarantee the New Notes.

The New Notes will be guaranteed by NNC and also initially guaranteed by NNI but not by any of their other subsidiaries. The Guarantee of NNI will be released under certain circumstances set forth under “Description of the New Notes — Guarantees; Release of Guarantees.” NNC’s direct and indirect non-guarantor subsidiaries (other than the Company) will have no obligation to make payments in respect of the obligations under the New Notes or the Guarantees. The terms of the indenture permit NNC’s non-guarantor subsidiaries to incur or guarantee any additional indebtedness that could be incurred by any Issuer without concurrently providing a guarantee of the New Notes. In addition, the indenture does not contain any restrictions on the amount of indebtedness that NGSH, a direct subsidiary of NNI, and its subsidiaries may incur.

In the event of a bankruptcy, liquidation or reorganization of any direct or indirect non-guarantor subsidiary of NNC, all of the creditors of that subsidiary (including trade creditors and creditors holding secured or unsecured indebtedness or guarantees issued by that subsidiary) and third parties having the benefit of liens (including statutory liens) against that subsidiary’s assets will generally be entitled to payment of their claims from the assets of such non-guarantor subsidiary before any of those assets are made available for distribution to any Issuer that is a shareholder of such subsidiary. As a result, the New Notes and the Guarantees are effectively junior to the obligations of non-guarantor subsidiaries.

Furthermore, the terms of the EDC Support Facility may require NNC’s direct and indirect non-guarantor subsidiaries to guarantee the Company’s obligations under the EDC Support Facility. If this occurs, EDC will be entitled to payment of its claims under the EDC Support Facility from the assets of such subsidiary before any assets are made available for distribution to any Issuer that is a shareholder of any such subsidiary. As a result, the New Notes and the Guarantees would be effectively junior to the EDC Support Facility to the extent of the value of such subsidiary’s assets.

For the nine months ended September 30, 2007 and the year ended December 31, 2006, the Issuers, on an unconsolidated basis, accounted for 61% and 58%, respectively, of our total revenues and 65% and 56%, respectively, of our total assets (in each case on an unconsolidated basis, not taking into account eliminations). As of September 30, 2007, we had $4.5 billion in total debt (including the current portion) of which $368 million was the debt of NNC’s direct and indirect non-guarantor subsidiaries (which includes $150 million of senior notes issued by Nortel Networks Capital Corporation and guaranteed by NNC). The revenue and asset compositions described above may not be representative of the revenue and asset compositions in future periods. For more information, see the supplemental condensed consolidating financial information included in the 2006 Financial Statements and the 2007 Third Quarter Report, which are incorporated by reference herein.

The New Notes and Guarantees will be effectively subordinated to any secured indebtedness or other secured obligations of the Issuers and NNC’s direct and indirect non-guarantor subsidiaries, which may include obligations under the EDC Support Facility.

The terms of the indenture permit the Issuers and NNC’s direct and indirect non-guarantor subsidiaries to incur significant amounts of secured debt without equally and ratably securing the New Notes. If the Issuers or NNC’s direct and indirect non-guarantor subsidiaries were unable to repay such secured indebtedness, the holders of such debt could proceed against the collateral securing that debt and those assets would not be available to holders of the New Notes and Guarantees. Because the New Notes and Guarantees are unsecured, the New Notes and Guarantees will be effectively subordinated to any secured debt incurred by the Issuers and NNC’s direct and indirect non-guarantor subsidiaries to the extent of the value of the collateral pledged to secure any secured debt.

The indenture restricts NNC, the Company and certain of their other direct and indirect subsidiaries from creating liens on their assets to secure funded debt in excess of specified amounts unless these liens also equally and ratably secure the New Notes. Because funded debt is defined in the indenture to exclude obligations in respect of bid and performance related bonds and receivables securitizations, the indenture does not restrict NNC, the Company and their subsidiaries from pledging their assets to secure the Company’s obligations under the EDC Support Facility. The terms of the EDC Support Facility may require the Company and its subsidiaries to equally and ratably secure the Company’s obligations under the EDC Support Facility if the Company or its subsidiaries incur secured funded debt in amounts that are not sufficient to require that the Notes also be secured under the terms of the indenture.

The covenants in the indenture contain significant exceptions and “carve-outs” which may provide less protection to holders of New Notes than indentures governing securities of comparably rated companies, and many of these covenants will cease to be in effect should the ratings on the New Notes increase to investment grade.

The covenants in the indenture governing the Notes and Guarantees contain significant exceptions and “carve-outs” in order to provide significant operating flexibility for NNC and its subsidiaries. These exceptions may provide less protection to holders of New Notes than indentures governing securities of non-investment grade rated companies. In particular, you should be aware that the indenture governing the Notes and the Guarantees:

•	does not restrict the ability of NNC or its subsidiaries to lend cash to or make investments in non-guarantor subsidiaries, joint ventures, customers or other third parties other than in connection with a transfer of all or substantially all of the assets of NNC, the Company or NNI;

•	permits NNC or its subsidiaries to incur substantial amounts of additional indebtedness, including indebtedness to finance the acquisition of additional assets;

•	permits any indebtedness allowed under the indenture to be incurred by any of NNC’s non-guarantor subsidiaries without requiring such subsidiaries to guarantee the New Notes;

•	permits payments to current or former NNC shareholders in the form of settlements (and any related fines or penalties) relating to certain regulatory and criminal investigations and certain civil litigation proceedings in the U.S. and Canada, and such payments will not otherwise reduce the amount NNC is permitted under the indenture to pay as dividends or for the repurchase of its shares;

•	allows NNC to calculate Adjusted EBITDA (which is used, among other things, to determine the amount of indebtedness that NNC and its subsidiaries are permitted to incur under the terms of the indenture) in the manner presented in “Summary — Selected Historical Consolidated Financial Information of NNC” of this prospectus, which, among other things, (i) excludes the payments to shareholders and regulatory agencies referred to above and (ii) does not necessarily reflect changes in, or cash requirements for, NNC’s consolidated working capital needs including the timing of the receipt of cash from our customers for the sales of our solutions or the timing of our payments of costs relating to these sales (Adjusted EBITDA should therefore not be viewed as a substitute measure of our cash flow or a reliable predictor of our cash flow or our ability to generate earnings or cash to service our indebtedness);

•	does not restrict the ability of NNC’s subsidiaries to incur contractual restrictions on their ability to make transfers and pay dividends to NNC and its other subsidiaries;

•	does not restrict the activities of NGSH or any of its subsidiaries and Nortel LearnIT;

•	does not restrict the ability of NNC or its subsidiaries to engage in transactions with affiliates, including NGSH and its subsidiaries; and

•	contains additional exceptions and carve-outs that you should consider carefully before acquiring the New Notes.

In addition, the events of default contained in the indenture relating to bankruptcy, judgments and cross-acceleration of other material indebtedness will be limited to the Issuers and will not apply to any other subsidiary of NNC.

During the time, if any, that the New Notes are rated investment grade by both Standard & Poor’s, or S&P, and Moody’s Investors Service, or Moody’s, and certain other conditions are met (a time we refer to as a “suspension period”), most of the restrictive covenants (including those restricting the incurrence of indebtedness and the payment of dividends and stock repurchases) contained in the indenture governing the Notes will cease to be in effect. In addition, the “Negative Pledge” covenant will not restrict the creation of liens on the assets of any of NNC’s subsidiaries (other than the Company, NNI and Nortel Networks Capital Corporation, or NNCC) during a suspension period, but instead will only restrict the creation of liens on the assets owned by the Issuers and NNCC. Any action taken during a suspension period that would have been restricted under the covenants in the indenture if they had been taken when the New Notes were not rated investment grade will continue to be permitted even if the New Notes cease to be rated investment grade. NNI’s Guarantee will also be released during a suspension period.

See “Description of the New Notes — Certain Covenants that will Cease to Apply During Suspension Period” and “— Certain Covenants Applicable at All Times” for additional information.

Should the ratings on the New Notes increase to investment grade, NNI’s Guarantee will be released.

NNI’s Guarantee will be released during a suspension period. Therefore, during a suspension period, there will be no U.S. obligor with respect to the New Notes. If NNI’s Guarantee is released, you will not be entitled to receive any payments from NNI. See “Description of the New Notes — Guarantees; Release of Guarantees” for additional information.

Indebtedness under the New Notes will be subject to floating interest rates, which will result in Nortel’s interest expense increasing if interest rates rise.

Indebtedness under the New Floating Rate Notes will be subject to floating interest rates, as are the Old Floating Rate Notes. In addition, we have entered into interest rate swaps to convert the fixed interest rate exposure under the Old Fixed Rate Notes to a floating rate, which will also apply to the New Fixed Rate Notes. Changes in economic conditions could result in higher interest rates, thereby increasing the Company’s interest expense. An increase in the Company’s interest expense could reduce funds available for operations or other purposes, and we may accordingly experience economic losses and negative impact on results due to interest rate fluctuations.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the New Notes and the Guarantees of Canadian domiciled entities.

The rights of the trustee who represents the holders of the New Notes to enforce remedies could be significantly impaired by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to NNC or the Company. For example, both the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent person to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal to be voted on by the various classes of its affected creditors. A restructuring proposal, if accepted by the requisite majorities of each affected class of creditors, and if approved by the relevant Canadian court, would be binding on all creditors within each affected class that may not otherwise be willing to accept it. Moreover, this legislation permits the insolvent debtor to retain possession and administration of its property, subject to court oversight, even though it may be in default under the applicable debt instrument during the period the stay against proceedings remains in place.

The powers of the court under the Bankruptcy and Insolvency Act and particularly under the Companies’ Creditors Arrangement Act (Canada) have been exercised broadly to protect a restructuring entity from actions taken by creditors and other parties. Accordingly, the Company cannot predict whether payments of principal, interest or other payments on the New Notes by the Company or payments by NNC under its Guarantee would be made during any proceedings in bankruptcy, insolvency or other restructuring, whether or when the trustee could exercise its rights under the indenture or whether, and to what extent, holders of the New Notes would be compensated for any delays in payment, if any, of principal, interest or other payments on the New Notes and costs, including the fees and disbursements of the trustee.

If NNC or the Company were to become bankrupt under the Bankruptcy and Insolvency Act (Canada), its assets would be vested in a trustee in bankruptcy, subject to the rights of secured creditors. In such a bankruptcy, the rights of the trustee under the indenture would be stayed, and that trustee would receive, on behalf of the holders of the New Notes, the pro rata share of the proceeds of the distribution, if any, available to creditors of equal rank.

The Guarantees are subject to certain defenses that may limit your right to receive payment.

Although the Guarantees provide the holders of the New Notes with a direct claim against the assets of the Guarantors, enforcement of the Guarantees against any Guarantor would be subject to certain “suretyship” defenses available to Guarantors generally. Enforcement could also be subject to other defenses available to the Guarantors in certain circumstances. To the extent that the Guarantees are not enforceable, the holders of New Notes would have no claims against the Guarantors.

NNC’s Guarantee may be unenforceable, subordinated or limited in scope under the insolvency and creditor protection laws of Canada.

NNC is incorporated under the laws of Canada. Therefore, any insolvency proceedings by or against NNC would likely be based on Canadian insolvency laws. Under the Bankruptcy and Insolvency Act (Canada), NNC’s Guarantee could be set aside as a fraudulent preference which prefers the holders of the New Notes over other creditors of NNC if:

•	the Guarantee was given within twelve months of the bankruptcy of NNC;

•	NNC was insolvent at the time the Guarantee was given; and

•	the Guarantee was given with a view to preferring the holders of the Guarantees over other creditors of NNC.

The Guarantee could also be challenged under applicable Canadian provincial creditor protection laws.

We cannot be certain as to the standards that a court would use to determine whether NNC was solvent at the time it incurred the indebtedness evidenced by its Guarantee. For example, a court could take into account the significant pending civil litigation and regulatory investigations, which if decided against us or as a result of settlement, could require us to pay substantial judgments, settlements, fines or other penalties, in determining the solvency of NNC. In addition, there can be no assurance as to how the insolvency laws of the various jurisdictions in which we operate will be applied in relation to one another.

NNI’s Guarantee may be unenforceable under U.S. federal and state fraudulent conveyance statutes.

NNI’s Guarantee may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of NNI’s unpaid creditors. Under these laws, a U.S. court could void the obligations under the Guarantee, subordinate the Guarantee to NNI’s other debt or take other action detrimental to the holders of the New Notes, if, among other things, NNI, at the time it incurred the indebtedness evidenced by its Guarantee:

•	issued the Guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for issuing the Guarantee at the time it issued the Guarantee; and was insolvent or rendered insolvent by reason of issuing the Guarantee; or was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The measures of insolvency for purposes of the foregoing considerations will depend upon the law applied in any proceeding with respect to the foregoing. Generally, however, NNI would be considered insolvent in the U.S. if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards that a U.S. court would use to determine whether or not NNI was solvent at the relevant time. For example, a court could take into account the significant pending civil litigation and regulatory investigations, which if decided against us or as a result of settlement, could require us to pay substantial judgments, settlements, fines or other penalties and could result in the significant dilution of existing equity positions, in determining the solvency of NNI. A court could also consider whether the Guarantee was incurred principally for the benefit of the Company and only indirectly for the benefit of NNI in determining whether the obligations of NNI were incurred for less than fair consideration. Regardless of the standard that the U.S. court uses, we cannot be certain that the issuance of NNI’s Guarantee would not be voided or NNI’s Guarantee would not be subordinated to NNI’s other debt.

Covenants in the indenture impose operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.

The indenture governing the Notes and Guarantees contains various covenants that limit our ability to:

•	incur, assume or guarantee additional funded debt, disqualified stock and certain types of preferred stock, in excess of certain baskets and permitted amounts;

•	create liens on assets of NNC and its restricted subsidiaries to secure funded debt in excess of certain baskets and permitted amounts without equally and ratably securing the Notes; or

•	merge, consolidate and sell or otherwise dispose of substantially all of the assets of any Issuer unless the surviving entity or purchaser of such transaction assumes the obligations of such Issuer under the Notes and no default exists under the indenture after giving effect to such merger, consolidation or sale.

In addition, we may in the future incur and guarantee debt with more restrictive covenants (including maintenance financial tests) that impose significant operating and financial restrictions, including restrictions on our ability to engage in other business activities that may be in our best long-term interests.

Failure to comply with the covenants contained in the indenture, the EDC Support Facility or any future debt instruments or credit agreements, which could be more restrictive than those applicable to the Notes, could materially and adversely affect our business, results of operations, financial condition and liquidity.

The Company may be unable to purchase the Notes upon a Change of Control.

Upon a Change of Control (as defined in “Description of the New Notes”), the Company will be required to offer to purchase all of the New Notes and Old Notes then outstanding for cash at 101% of the principal amount thereof together with accrued and unpaid interest. If a Change of Control were to occur, the Company may not have sufficient funds to pay the change of control purchase price and the Issuers may be required to obtain third party financing in order to do so. However, the Issuers may not be able to obtain such financing on commercially reasonable terms, or at all. The Company’s failure following a Change of Control to make or consummate an offer to purchase the Notes would constitute an event of default under the indenture. In such an event, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes and Old Notes of a series, which act together as a single class of securities under the Indenture, may accelerate the maturity of all of the Notes of that series.

In addition, the occurrence of a Change of Control of either NNC or the Company would require NNC to offer to purchase the 2008 Convertibles Notes, the 2012 Convertible Notes and the 2014 Convertible Notes, of which an aggregate amount of $2,950 million were outstanding as of June 30, 2007 and which are fully and unconditionally guaranteed by the Company (and, in the case of the 2012 Convertible Notes and the 2014 Convertible Notes, also initially guaranteed by NNI). Failure to make or consummate such purchases would similarly constitute an event of default under the respective indentures governing those notes. The occurrence of a change of control of either NNC or the Company would also constitute an event of default under the EDC Support Facility and would permit EDC to terminate or suspend its commitments thereunder.

The Change of Control provision in the indenture governing the Notes does not cover all corporate reorganizations, mergers or similar transactions and may not protect you in the event we consummate a highly leveraged transaction. In addition, a consolidation, amalgamation or merger of NNC and the Company with or into each other would not constitute a Change of Control under the definition.

Your ability to transfer any New Notes may be limited by the absence of an active trading market for such New Notes, and there is no assurance that any active trading market will develop for such New Notes.

The New Notes are a new issue of securities for which there is currently no established trading market. The Issuers do not intend to have the New Notes or the Guarantees listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The Issuers cannot assure you that a trading market for the New Notes will develop, that you will be able to sell your New Notes at a particular time or that the price that you receive when you sell your New Notes will be favorable. The liquidity of any market for any New Notes will depend on a number of factors, including:

•	the number of holders of such New Notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the New Notes; and

•	prevailing interest rates.

For example, if a large number of Old Notes of a particular series are not exchanged in the exchange offers, the trading market for the New Notes of such series could be adversely affected due to the limited amount, or “float,” of the New Notes that would be issued.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the New Notes. The Company cannot assure you that the market, if any, for the New Notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your New Notes. Any such disruptions could have an adverse effect on the holders of the New Notes.

You may only transfer the New Notes in Canada in accordance with, or in a transaction exempt from, the registration and prospectus requirements of the applicable securities laws of the provinces or territories of Canada.

Any New Notes issued in the exchange offers will be distributed in Canada on a private placement basis. The New Notes have not been and will not be qualified for sale under the securities laws of any province or territory in Canada and any resale of the New Notes in Canada must be made in accordance with the transfer restrictions described under “Transfer Restrictions in Canada” and applicable securities laws of a province or territory in Canada.

Your failure to tender Old Notes in the exchange offers may affect their marketability.

The trading market for any Old Notes not exchanged in the exchange offers could be adversely affected and could cease to exist entirely due to a limited float of the Old Notes that remain outstanding following the exchange offers. Generally, decreased float of a security could result in less demand to purchase that security and could, therefore, result in lower prices for that security, as well as increased volatility. There can be no assurance that an active market in the Old Notes will exist, develop or continue, or as to the prices at which the Old Notes may trade, after the exchange offers are completed.

In addition, if you do not exchange your Old Notes for New Notes in the exchange offers, you will continue to be subject to the restrictions on transfers of the Old Notes, as described in the 2006 Offering Memorandum. If the exchange offers are completed, we will have no further obligation to provide for registration of the Old Notes except under the limited circumstances described under “Description of the Exchange Offers — Registration Rights,” and the Old Notes will generally bear interest at the same rate as the Exchange Notes.

Holders of Old Notes in Canada who do not exchange their Old Notes for New Notes under the exchange offers will remain subject to the restrictions on transfer applicable to the Old Notes as set forth in the Canadian Offering Memorandum related to the offering of the Old Notes, or the 2006 Canadian Offering Memorandum.

The exchange offers may not be completed.

We are not obligated to complete the exchange offers under certain circumstances. See “Description of the Exchange Offers — Conditions to the Exchange Offers.” Even if the exchange offers are completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their New Notes, during which time, those holders of Old Notes will not be able to effect transfers of their Old Notes tendered in the exchange offers.

U.S. investors in the New Notes may face difficulties in the enforcement of certain civil liabilities.

Each of NNC and the Company is a Canadian corporation. A substantial portion of their assets are located in Canada or elsewhere outside of the United States and many of their directors and executive officers, and some of the experts named in this document, are residents of Canada. As a result, it may be difficult for investors to effect service within the United States upon NNC or the Company or those directors, officers and experts. Execution by United States courts of any judgment obtained against NNC or the Company or any of their directors, officers and experts in United States courts would be limited to their assets or those of that person in the United States. Gordon A. Davies, Esq., General Counsel-Corporate and Corporate Secretary of NNC and the Company, has advised the Issuers that there is doubt as to the enforceability in Canada of United States judgments or liabilities in original actions in Canadian courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of New Notes in the exchange offers. In consideration for issuing the New Notes, we will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES OF NNC

The following table sets forth the consolidated ratios of earnings from continuing operations to fixed charges for NNC computed under SEC rules for the periods indicated below.

Earnings for purposes of the ratios consist of consolidated pre-tax earnings or losses from continuing operations before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees, plus:

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

less:

•	interest capitalized; and

•	the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges for this purpose consist of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	one-third of rental expenses on operating leases, deemed to be representative of interest expenses; and

•	preference security dividend requirements of consolidated subsidiaries.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2007(a)	2006	2005		2004		2003(a)	2002(a)

NNC	— (b)	1.1	—	(b)	—	(b)	1.2	—	(b)

(a)	Derived from unaudited financial information.

(b)	The earnings of NNC calculated in accordance with U.S. GAAP were inadequate to cover fixed charges for the nine months ended September 30, 2007 by $58 million and for the years ended December 31, 2005, 2004 and 2002 by $2,711 million, $328 million and $3,421 million, respectively.

CAPITALIZATION OF NNC

The following table sets forth the unrestricted cash and cash equivalents and capitalization of NNC as of September 30, 2007. The completion of the exchange offers will not change the amount of debt outstanding or otherwise affect capitalization.

As of September 30, 2007
(Millions of U.S. dollars)

Unrestricted cash and cash equivalents	$3,128

Debt (including current maturities):
4.25% Convertible Senior Notes due 2008(a)	675
Floating Rate Senior Notes due 2011(b)	1,000
1.75% Convertible Senior Notes due 2012(c)	575
10.125% Senior Notes due 2013(b)	550
2.125% Convertible Senior Notes due 2014(c)	575
10.750% Senior Notes due 2016(b)	450
6.875% Notes due 2023(d)	200
7.875% Notes due 2026(e)	150
Other	352

Total debt(f)	$4,527
Other liabilities	3,890
Minority interests in subsidiary companies	822
Shareholders’ equity:
Common shares, without par value — authorized shares: unlimited; issued and outstanding shares: 437,328,768 as of September 30, 2007(g)	34,027
Additional paid-in capital(h)	5,008
Accumulated deficit	(35,688)
Accumulated other comprehensive income (loss)	(440)

Total shareholders’ equity(h)	$2,907

Total capitalization	$12,146

(a)	Issued by NNC and fully and unconditionally guaranteed by NNL.

(b)	Issued by NNL, fully and unconditionally guaranteed by NNC and initially guaranteed by NNI.

(c)	Issued by NNC, fully and unconditionally guaranteed by NNL and initially guaranteed by NNI.

(d)	Issued by NNL.

(e)	Issued by NNCC and fully and unconditionally guaranteed by NNL.

(f)	Total debt includes long-term debt, long-term debt due within one year, loan payable and notes payable.

(g)	The Global Class Action Settlement was deemed effective on March 20, 2007. Approximately 4% of the total 62,866,775 Settlement Shares have been issued, and we currently expect the balance of the Settlement Shares to be issued commencing in the first half of 2008. See “Summary — Company Overview — Global Class Action Settlement.”

(h)	As of March 20, 2007, the date the Global Class Action Settlement became effective, the litigation settlement provision related to the equity component of the Global Class Action Settlement was reclassified to additional paid-in-capital within shareholders’ equity as the number of shares was fixed at such date.

DESCRIPTION OF OTHER INDEBTEDNESS OF NNC

The consolidated total debt of NNC consisted of the following as of the dates set forth below:

	As of	As of
	September 30,	December 31,
	2007	2006
	(In millions)

Debt (including current maturities):
4.25% Convertible Senior Notes due 2008(a)	$675	$1,800
Floating Rate Senior Notes due 2011(b)	1,000	1,000
1.75% Convertible Senior Notes due 2012(c)	575	—
10.125% Senior Notes due 2013(b)	550	550
2.125% Convertible Senior Notes due 2014(c)	575	—
10.750% Senior Notes due 2016(b)	450	450
6.875% Notes due 2023(d)	200	200
7.875% Notes due 2026(e)	150	150
Other	352	350

Total debt	4,527	4,500
Less:
Long-term debt due within one year	697	18
Notes payable	31	36

Long-term debt	$3,799	$4,446

(a)	Issued by NNC and fully and unconditionally guaranteed by NNL.

(b)	Issued by NNL and fully and unconditionally guaranteed by NNC and initially guaranteed by NNI.

(c)	Issued by NNC and fully and unconditionally guaranteed by NNL and initially guaranteed by NNI.

(d)	Issued by NNL.

(e)	Issued by NNCC and fully and unconditionally guaranteed by NNL.

As of December 31, 2006, the amounts of consolidated long-term debt of NNC payable for each of the years ending December 31 consisted of:

2007	$18
2008	1,821	(a)
2009	18
2010	20
2011	1,022
Thereafter	1,565	(a)

Total long term debt payable	$4,464	(a)

(a)	As of December 31, 2006, does not reflect the issuance of $1,150 million aggregate principal amount of 2012 Convertible Notes and 2014 Convertible Notes in March 2007 and the use of the net proceeds thereof to redeem on September 28, 2007 at par value $1,125 million of the $1.8 billion outstanding principal amount of NNC’s 2008 Convertible Notes.

Support Facility

On February 14, 2003, NNL entered into the EDC Support Facility. As of September 30, 2007, the facility provided for up to $750 million in support including:

•	$300 million of committed revolving support for performance bonds or similar instruments with individual amounts of up to $10 million, of which $97 million was outstanding; and

•	$450 million of uncommitted support for performance bonds or similar instruments and/or receivables sales and/or securitizations, of which $40 million was outstanding.

The EDC Support Facility provides that EDC may suspend its obligation to issue NNL any additional support if events occur that would have a material adverse effect on NNL’s business, financial position or results of operation. The EDC Support Facility does not materially restrict NNL’s ability to sell any of its assets (subject to certain maximum amounts) or to purchase or prepay any of its currently outstanding debt. In addition, the EDC Support Facility can be suspended or terminated by EDC if NNL’s senior long-term debt rating by Moody’s has been downgraded to less than B3 or if its debt rating by S&P has been downgraded to less than B-.

EDC has also agreed to provide future support under the EDC Support Facility on an unsecured basis and without the guarantees of NNL’s subsidiaries provided that should NNL or its subsidiaries incur or guarantee certain indebtedness in the future above agreed thresholds of $25 million in North America and $100 million outside of North America, equal and ratable security and/or guarantees of NNL’s obligations under the EDC Support Facility would be required at that time. In connection with the 2006 offering of the Old Notes, NNL, NNI and EDC entered into a new guarantee agreement dated July 4, 2006 by which NNI agreed to guarantee NNL’s obligations under the EDC Support Facility during the time in which the Notes are guaranteed by NNI.

As a result of NNL’s most recent restatement of its financial results, it breached certain provisions of the EDC Support Facility. Absent a waiver, EDC would have had the right to refuse to issue additional support and to terminate its commitments under the EDC Support Facility, subject to a 30 day cure period with respect to certain provisions. On March 9, 2007, NNL received a waiver from EDC in respect of these breaches.

On December 14, 2007, the EDC Support Facility was amended to (i) extend the termination date of the EDC Support Facility to December 31, 2011, (ii) provide for automatic annual renewal of the EDC Support Facility each following year, unless either party provides written notice to the other of its intent to terminate, and (iii) increase the maximum size of individual bonds supported under the committed portion of the Facility from US$10 million to US$25 million.

For information related to our outstanding public debt, see note 11, “Long-term debt and support facilities,” to our 2006 Financial Statements and note 10, “Long-term debt,” to the unaudited condensed consolidated financial statements included in the 2007 Third Quarter Report. For information related to our debt ratings, see “Liquidity and Capital Resources — Credit Ratings” in the MD&A section of the 2007 Third Quarter Report.

DESCRIPTION OF THE EXCHANGE OFFERS

Purpose of the Exchange Offers

On July 5, 2006, we completed a private placement of the Old Notes and entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed that we would use our reasonable best efforts to:

•	file with the SEC an exchange offer registration statement covering offers to the holders of Old Notes to exchange all Old Notes for New Notes on or prior to October 5, 2007;

•	cause the exchange offer registration statement to become effective on or prior to January 5, 2008;

•	complete the exchange offers not later than 45 days after the date the exchange offer registration statement becomes effective; and

•	have such exchange offer registration statement remain effective until 180 days after the closing of the exchange offers.

Upon the effectiveness of the registration statement of which this prospectus is a part, we will offer the New Notes in exchange for Old Notes. The registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

The registration rights agreement also provides that if we do not complete the exchange offers within a certain period of time or under certain other circumstances, we will be obligated to pay certain additional interest to holders of the Old Notes. Except as discussed below under “— Registration Rights,” upon the completion of the exchange offers, we will have no further obligation to provide for registration of the Old Notes or to pay such additional interest.

Resale of the New Notes

We are making the exchange offers in reliance on the position of the Staff of the SEC as set forth in interpretive letters addressed to third parties in other transactions. For further information on the SEC’s position, see Exxon Capital Holdings Corporation, available May 13, 1988, Morgan Stanley & Co. Incorporated, available June 5, 1991, and Shearman & Sterling, available July 2, 1993, and other interpretive letters to similar effect. We have not sought our own interpretive letter, however, and we cannot assure you that the Staff would make a similar determination with respect to the exchange offers as it has in interpretive letters to third parties. Based on these interpretations by the Staff, we believe that the New Notes issued in the exchange offers may be offered for resale, resold or otherwise transferred by you, without further compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:

•	are acquiring the New Notes in the ordinary course of your business;

•	are not participating in, and do not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and have no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

•	are not a broker-dealer who acquired the Old Notes directly from us; and

•	are not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act.

By tendering the Old Notes in exchange for New Notes, you will be required to represent to us that each of the above statements applies to you. If you are participating or intend to participate in a distribution of the New Notes or have any arrangement or understanding with any person to participate in a distribution of the New Notes to be acquired in the exchange offers, you may be deemed to have received restricted securities and may not rely on the applicable interpretations of the Staff of the SEC. If you are so deemed, you will have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Only broker-dealers that acquired Old Notes as a result of market-making activities or other trading activities may participate in the exchange offers. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes which the broker-dealer acquired as a result of market-making or other trading activities for a period of 180 days after the expiration date of the exchange offers. See “Plan of Distribution.”

Any New Notes issued in the exchange offers will be distributed in Canada on a private placement basis. The New Notes have not been and will not be qualified for sale under the securities laws of any province or territory in Canada and any resale of the New Notes in Canada must be made in accordance with the transfer restrictions described under “Transfer Restrictions in Canada” and applicable securities laws of a province or territory in Canada.

The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offers or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the letter of transmittal, we will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of New Notes in authorized denominations in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the exchange offers.

We will not pay any accrued and unpaid interest on the Old Notes that we acquire in the exchange offers. Instead, interest on the New Notes will accrue from January 15, 2008, the date on which we will make the last interest payment on the Old Notes prior to issuing the New Notes.

Holders may tender some or all of their Old Notes pursuant to the exchange offers. However, tendering holders of Old Notes must tender Old Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that:

•	we have registered the New Notes under the Securities Act and therefore the New Notes will not bear legends restricting their transfer (except with respect to transfers in Canada as described under “Transfer Restrictions in Canada”), and

•	specified rights under the registration rights agreement, including the provisions providing for registration rights and for payment of additional interest in specified circumstances relating to the exchange offers, will be eliminated.

The New Notes will evidence the same indebtedness as the Old Notes. The New Notes will be issued under the same indenture as the Old Notes and will be entitled to the same benefits under that indenture as the Old Notes. As of the date of this prospectus, $450,000,000 aggregate principal amount of Old 2016 Fixed Rate Notes, $550,000,000 of Old 2013 Fixed Rate Notes and $1,000,000,000 of Old Floating Rate Notes are outstanding. Old Notes accepted for exchange will be retired and cancelled and not reissued.

Except as described below under “Book-Entry Settlement and Clearance,” we will issue New Notes in the form of one or more global notes registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

We will conduct the exchange offers in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder.

We will be considered to have accepted validly tendered Old Notes if and when we have given written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If we do not accept tendered Old Notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these Old Notes, without expense, to the tendering holder as soon as practicable after the expiration date of the exchange offers.

Holders who tender Old Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Old Notes in connection with the exchange offers. We will pay all charges and expenses, other than certain applicable taxes in certain circumstances, in connection with the exchange offers. See “— Fees and Expenses” and “— Transfer Taxes.”

If we successfully complete the exchange offers, any Old Notes that holders do not tender or that we do not accept in the exchange offers will remain outstanding and continue to accrue interest. The holders of Old Notes after the exchange offers in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the Old Notes will be required to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments; Termination

For purposes of the exchange offers, the term “expiration date” means 5:00 p.m., New York City time, on January 25, 2008, subject to our right to extend that time and date in our sole discretion, in which case the expiration date means the latest time and date to which the exchange offers are extended.

We reserve the right, in our sole discretion, by giving written notice to the exchange agent, to:

•	extend the exchange offers;

•	delay acceptance of any Old Notes;

•	terminate the exchange offers and refuse to accept any Old Notes if a condition to our obligation to exchange Old Notes for New Notes is not satisfied or waived on or prior to the expiration date; or

•	amend the exchange offers.

If the exchange offers are amended in a manner that we determine constitutes a material change, we will extend the exchange offers for a period of two to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offers would otherwise have expired during that two to ten business day period.

We will notify holders of the Old Notes of any extension, amendment or termination of the exchange offers by press release or other public announcement. We will announce any extension of the expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Conditions to the Exchange Offers

None of the exchange offers is conditioned upon the completion of the other exchange offers. Notwithstanding any other provision of the exchange offers, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offers if at any time before the expiration of the exchange offers, we determine that the exchange offers would violate any applicable law, regulation or rule or any applicable interpretation of the Staff of the SEC.

The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time.

The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination we make concerning an event, development or circumstance described or referred to above will be conclusive and binding.

If the foregoing condition is not satisfied, we may, at any time on or prior to the expiration date:

•	terminate the exchange offers and return all tendered Old Notes to the respective tendering holders;

•	modify, extend or otherwise amend the exchange offers and retain all tendered Old Notes until the expiration date, as extended, subject to the withdrawal rights of holders; or

•	waive the unsatisfied conditions with respect to the exchange offers and accept all Old Notes tendered and not previously validly withdrawn.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for those Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or with respect to the qualification of the indenture governing the New Notes under the U.S. Trust Indenture Act of 1939, as amended, or the TIA. In the case of any of those events, we are required to use our reasonable best efforts to obtain the withdrawal of such a stop order at the earliest possible moment.

Effect of Tender

Any tender of Old Notes by a holder, and our subsequent acceptance of that tender, will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the exchange offers described in this prospectus and in the letter of transmittal. The participation in the exchange offers by a tendering holder of Old Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Old Notes, free and clear of any and all liens, restrictions, charges, pledges, security interests, encumbrances or rights of any kind of third parties.

Letter of Transmittal; Representations, Warranties and Covenants of Holders of Old Notes

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message (as described below under “— Procedures for Tendering”), a holder, or the beneficial holder of Old Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender and to the terms and conditions of the exchange offers generally, thereby:

•	irrevocably sell, assign and transfer to or upon our order or the order of our nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, all Old Notes tendered thereby, such that thereafter the holder shall have no contractual or other rights or claims in law or equity against us or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with those Old Notes;

•	waive any and all rights with respect to the Old Notes tendered thereby, including, without limitation, any existing or past defaults and their consequences in respect of those Old Notes; and

•	release and discharge us and the trustee for the Old Notes from any and all claims the holder may have, now or in the future, arising out of or related to the Old Notes tendered thereby, including, without limitation, any claims that the holder is entitled to receive additional principal or interest payments with respect to the Old Notes tendered thereby, other than as expressly provided in this prospectus and in the letter of transmittal, or to participate in any redemption or defeasance of the Old Notes tendered thereby.

In addition, by tendering Old Notes in the exchange offers, each holder of Old Notes will be deemed to represent, warrant and agree that:

•	it has received and reviewed this prospectus;

•	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered thereby, and it has full power and authority to tender the Old Notes in accordance with the terms of the exchange offers and the letter of transmittal;

•	the Old Notes being tendered thereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and we will acquire good, indefeasible and unencumbered title to those Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when we accept the same;

•	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered thereby from the date of the letter of transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	in evaluating the exchange offers and in making its decision whether to participate in the exchange offers by tendering its Old Notes, it has made its own independent appraisal of the matters referred to in this prospectus and the letter of transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to it by us (other than those contained in this prospectus, as amended or supplemented through the expiration date), the information agent or the exchange agent;

•	the tender of the Old Notes in accordance with the terms of the exchange offers and the letter of transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in this prospectus;

•	the agreement to the terms of the letter of transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the exchange offers, constitute the irrevocable appointment of the exchange agent as its attorney and agent and an irrevocable instruction to that attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered thereby in favor of us or any other person or persons as we may direct and to deliver those forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the exchange offers, and to vest in us or our nominees those Old Notes;

•	the terms and conditions of the exchange offers shall be deemed to be incorporated in, and form a part of, the letter of transmittal, which shall be read and construed accordingly;

•	it is acquiring the New Notes in the ordinary course of its business;

•	it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

•	it is not a broker-dealer who acquired the Old Notes directly from us;

•	it is not an “affiliate” of ours, within the meaning of Rule 405 of the Securities Act;

If a holder of Old Notes is resident in Canada, by tendering Old Notes in the exchange offers, that holder of Old Notes will also be deemed to represent, warrant and agree that:

•	it has received a copy of the Canadian Private Placement Memorandum and understands that this prospectus forms a part of the Canadian Private Placement Memorandum;

•	it is tendering its Old Notes for exchange on the terms and conditions set forth in the Canadian Private Placement Memorandum in addition to the terms set forth in the letter of transmittal;

•	it is entitled under applicable Canadian securities laws to participate in the exchange offers and to receive the New Notes without the benefit of a prospectus qualified under such securities laws and without the services of a dealer registered under those securities laws;

•	it has completed and delivered the Canadian Representation Letter; and

•	it understands that the tender of Old Notes will not be considered a valid tender unless the holder has completed and the Exchange Agent has received a Canadian Representation Letter.

The representations, warranties and agreements of a holder tendering Old Notes will be deemed to be repeated and reconfirmed on and as of the expiration date and the settlement date. For purposes of this prospectus, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to those Old Notes.

Absence of Dissenters’ Rights

Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offers.

Acceptance of Old Notes for Exchange; Settlement Date and Delivery of New Notes

We will be deemed to accept validly tendered Old Notes that have not been validly withdrawn as provided in this prospectus when, and if, we give written notice of acceptance to the exchange agent.

Subject to the terms and conditions of the exchange offers, we will deliver the New Notes in book-entry form on the settlement date, which will be as soon as practicable after the expiration date of the exchange offers. We will not be obligated to deliver New Notes unless the exchange offers are consummated.

The exchange agent will act as agent for tendering holders of Old Notes for the purpose of receiving Old Notes and transmitting New Notes as of the settlement date. If any tendered Old Notes are not accepted for any reason described in the terms and conditions of the exchange offers, those Old Notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the exchange offers.

Procedures for Tendering

To participate in the exchange offers, you must properly tender your Old Notes to the exchange agent as described below. We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should follow carefully the instructions on how to tender your Old Notes. It is your responsibility to properly tender your Old Notes. Although we have the right to waive any defects, we are not required to do so, and neither we, nor the exchange agent is required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please contact the information agent at the address or telephone numbers listed below.

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the Old Notes may be tendered using DTC’s automatic tender offer program, or ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offers promptly after the commencement of the exchange offers.

In addition to effecting the tender of Old Notes through the ATOP procedures, a holder of Old Notes in Canada must also complete, sign and date, the Canadian Representation Letter included with the Canadian Private Placement Memorandum and send (either by mail or delivery) the completed Canadian Representation Letter guaranteed, where required, by an Eligible Institution (as defined in the Canadian Representation Letter and as described therein) to the DTC Participant. In order for Old Notes held by a resident of Canada to be validly tendered, the DTC Participant must have received and delivered (either by mail, hand delivery or facsimile provided that if such delivery is done by facsimile an original must follow by overnight courier) to the exchange agent the completed Canadian Representation Letter prior to 5:00 p.m., New York City time, on the expiration date.

Under the ATOP procedures, holders of Old Notes that are accepting the exchange offers transmit their acceptance through a DTC participant to DTC. DTC will verify the acceptance, transfer the tendered Old Notes to the exchange agent’s DTC account and send an “agent’s message” to the exchange agent. The agent’s message will state (a) that DTC has received instructions from the participant to tender Old Notes, (b) that the tendering holder agrees to be bound by the terms of the letter of transmittal, (c) whether the tendering holder is resident in Canada, and (d) if the tendering holder is resident in Canada, that the holder confirms that it has received the Canadian Private Placement Memorandum and that the DTC participant has delivered the Canadian Representation Letter to the exchange agent. A DTC participant will not be able to validly effect the tender of Old Notes in respect of a Canadian holder through the ATOP procedures unless a duly executed

Canadian Representation Letter including the voluntary offering instruction identification number is delivered to the exchange agent (either by mail, hand delivery or facsimile provided that if such delivery is done by facsimile an original must follow by overnight courier) prior to 5:00 p.m., New York City time, on the expiration date.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations Under the Exchange Offers.  We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, we are not required to do so, and neither we, the information agent, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the expiration date of the exchange.

When We Will Issue New Notes.  In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under the exchange offers only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date:

•	a book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged.  If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offers.

Participating Broker-Dealers.  Each broker-dealer that receives New Notes for its own account in exchange for Old Notes that the broker-dealer acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See “Plan of Distribution.”

Withdrawal of Tenders

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures.

We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.

You may retender properly withdrawn Old Notes by following the procedures described under “— Procedures for Tendering” above at any time on or prior to the expiration date of the exchange offers.

Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offers.

Exchange Agent

The Bank of New York has been appointed as the exchange agent for the exchange offers. All correspondence in connection with the exchange offers should be sent or delivered by each holder of Old Notes, or a beneficial owner’s commercial bank, broker, dealer, trust company or other nominee, to the exchange agent at:

The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Telephone: (212) 815-3687
Facsimile: (212) 815-1915

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers. Questions concerning tender procedures and requests for additional copies of this prospectus, the letter of transmittal or the Canadian Representation Letter should be directed to the information agent at the address or telephone numbers listed below. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offers.

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and brokers call: (212) 269-5550 (collect)
All others call toll-free: (800) 659-6590

Announcements

We may make any announcement required pursuant to the terms of this prospectus or required by the Exchange Act or the rules promulgated thereunder through a reasonable press release or other public announcement in our sole discretion; provided, that, if any such announcement is made by issuing a press release to the Dow Jones News Service, such announcement shall be reasonable and sufficient.

Fees and Expenses

We will bear the expenses of soliciting tenders of the Old Notes. The principal solicitation is being made by mail. Additional solicitations may, however, be made by e-mail, facsimile transmission, telephone or in person by the information agent as well as our officers and other employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. However, we will pay the exchange agent and information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

Tendering holders of Old Notes will not be required to pay any fee or commission to the exchange agent. If, however, a tendering holder handles the transaction through its commercial bank, broker, dealer, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

Consequences of Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes under the exchange offers will remain subject to the restrictions on transfer applicable to the Old Notes (i) as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and (ii) otherwise as set forth in the 2006 Offering Memorandum, and in the 2006 Canadian Offering Memorandum, where applicable.

Any Old Notes not tendered by their holders in exchange for New Notes in the exchange offers will not retain any rights under the registration rights agreement (except in certain limited circumstances as described below under “— Registration Rights”).

In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act or the offer or sale is exempt from the registration requirements of the Securities Act and applicable state securities laws or applicable securities laws of a province or territory in Canada. We do not intend to register resales of the Old Notes under the Securities Act.

Registration Rights

Under the registration rights agreement, if we determine that the exchange offers are not available or may not be completed because it would violate any applicable law, regulation or rule or applicable interpretations of the Staff of the SEC, we will, in lieu of completing the exchange offers, use our reasonable best efforts to cause a shelf registration statement relating to resales of the Old Notes by holders to become effective and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act or such shorter period ending when all Old Notes covered by the shelf registration statement have been sold. We will also be required to file a resale shelf registration statement if the exchange offers are not for any other reason completed by February 19, 2008 and in certain other limited circumstances.

The registration rights agreement further provides that if (i) the exchange offers are not completed within 45 days after the date of effectiveness of the registration statement of which this prospectus is a part, (ii) if required, the resale shelf registration statement does not become effective on or prior to February 19, 2008, or (iii) if required, the resale shelf registration statement becomes effective but ceases to remain effective or otherwise available for more than 45 days in any 12-month period prior to the time the Old Notes are freely transferable under the Securities Act, subject to limited exceptions, the annual interest rate borne by the Old Notes will be increased by 0.25% per annum, in each case, until the exchange offers are completed, the resale shelf registration statement becomes effective (or again becomes available, as applicable) or the Old Notes otherwise become freely tradable under the Securities Act.

Except as described above, upon the completion of the exchange offers, we will have no further obligation to provide for registration of the Old Notes or to pay additional interest as described above. These registration rights and provisions for additional interest relating to the Old Notes do not apply to the New Notes.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision as to what action to take.

DESCRIPTION OF THE NEW NOTES

The Company will issue the New Notes under an indenture dated as of July 5, 2006 (as supplemented by the first supplemental indenture dated as of July 5, 2006 and the second supplemental indenture dated as of May 1, 2007), or the Indenture, among itself, the Guarantors and The Bank of New York, as trustee, or the Trustee. Upon issuance of the New Notes, the Indenture will be subject to, and governed by, the TIA. The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part and you may request a copy of the Indenture at our address shown under the caption “Incorporation of Certain Documents by Reference.” You can find definitions of certain capitalized terms used in this description under “— Certain Definitions.” See “Risk Factors” in this prospectus and in the documents incorporated by reference herein for a discussion of certain factors that you should consider before investing in the New Notes.

The New Notes will evidence the continuation of the indebtedness originally evidenced by the Old Notes. Any Old Notes of any series that remain outstanding after the completion of the exchange offers, together with the New Notes of the same series issued in the exchange offers, will be treated as a single class of securities under the Indenture. Accordingly, portions of this section describe provisions of the Indenture relating to the “Notes,” which refers to both the Old Notes and the New Notes.

Principal, Maturity and Interest

In the exchange offers, the Company will issue:

•	for each $1,000 aggregate principal amount of Old 2016 Fixed Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New 2016 Fixed Rate Notes;

•	for each $1,000 aggregate principal amount of Old 2013 Fixed Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New 2013 Fixed Rate Notes; and

•	for each $1,000 aggregate principal amount of Old Floating Rate Notes validly tendered and accepted, $1,000 aggregate principal amount of New Floating Rate Notes.

As of the date of this prospectus, $450,000,000 aggregate principal amount of Old 2016 Fixed Rate Notes, $550,000,000 aggregate principal amount of Old 2013 Fixed Rate Notes and $1,000,000,000 aggregate principal amount of Old Floating Rate Notes are outstanding.

The Company may issue additional Notes, or the Additional Notes, of any series (in addition to other securities under the Indenture having terms different from any series of New Notes issued in the exchange offers) from time to time in an unlimited principal amount, subject to the limitations set forth under “ — Limitation on Incurrence of Additional Funded Debt.” Holders of Additional Notes of any series will have the right to vote together with Holders of Old Notes and New Notes of the same series as one class. Any Old Notes of any series that remain outstanding after the completion of the exchange offers, together with the New Notes of the same series issued in the exchange offers, will be treated as a single class of securities under the Indenture.

New Fixed Rate Notes.  The New 2016 Fixed Rate Notes will mature on July 15, 2016 and the New 2013 Fixed Rate Notes will mature on July 15, 2013. Interest on the New 2016 Fixed Rate Notes will accrue at the rate of 10.750% per annum and interest on the New 2013 Fixed Rate Notes will accrue at the rate of 10.125% per annum. All interest on the New Fixed Rate Notes will be payable in cash semiannually in arrears on each January 15 and July 15, commencing on July 15, 2008 (or, if any such day is not a Business Day, the next succeeding Business Day), to the Persons who are registered Holders at the close of business on the January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the New Fixed Rate Notes will accrue from the most recent date to which interest has been paid on the New Fixed Rate Notes or, if no interest has been paid on the New Fixed Rate Notes, from and including the most recent date to which interest has been paid on the Old Fixed Rate Notes. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

New Floating Rate Notes.  The New Floating Rate Notes will mature on July 15, 2011 and will bear interest at a rate per annum, reset quarterly, equal to Three-Month LIBOR plus 4.250%, in each case, as determined by an agent appointed by the Company to calculate Three-Month LIBOR for purposes of the Indenture, or the Calculation Agent, which is initially the Trustee. Interest will be payable in cash quarterly in arrears on each January 15, April 15, July 15 and October 15, commencing on April 15, 2008 (or, if any such day is not a Business Day, the next succeeding Business Day). The Company will make each interest payment to the Persons who are Holders of record of the New Floating Rate Notes on the January 1, April 1, July 1 and October 1 immediately preceding the applicable interest payment date. The New Floating Rate Notes will accrue interest from the most recent date to which interest has been paid on the New Floating Rate Notes or, if no interest has been paid on the New Floating Rate Notes, from and including the most recent date to which interest has been paid on the Old Floating Rate Notes.

Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the New Floating Rate Notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the most recent date to which interest has been paid on the Old Floating Rate Notes and end on and include .

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Reuters Screen LIBO Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service or a successor service for the purpose of displaying London interbank offered rates of major banks).

“Three-Month LIBOR,” with respect to an Interest Period, will be the offered rate (or, if more than one such rate appears, the arithmetic mean of the rates), expressed as a percentage per annum, for deposits in United States dollars for a three-month period that appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Determination Date for such Interest Period. If fewer than two rates appear on the Reuters Screen LIBO Page or the Reuters Screen LIBO Page is unavailable on such Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, Three-Month LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of four major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on such Determination Date. If at least two such rates are so provided, Three-Month LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then Three-Month LIBOR for the Interest Period will be Three-Month LIBOR in effect with respect to the immediately preceding Interest Period.

The amount of interest to be paid on the New Floating Rate Notes for each Interest Period will be calculated by multiplying the principal amount of the New Floating Rate Notes by a fraction, the numerator of which is the product of the interest rate and the number of days in such Interest Period and the denominator of which is 360.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the New Floating Rate Notes will in no event be higher than the lesser of (i) the maximum rate permitted by New York law as the same may be modified by United States law of general application and (ii) the maximum rate or amount that could be received by a Holder of New Floating Rate Notes without such Holder receiving interest at a criminal rate (within the meaning of the Criminal Code (Canada), which is currently an effective annual rate in excess of 60%).

Form and Denominations; Book Entry

The Company will issue the New Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the registrar. The Company may change the paying agent and registrar and, so long as the New Notes remain in the form of global securities, may do so without notice to Holders of the New Notes. It is expected that the Company will pay principal (and premium, if any) on the New Notes at the Trustee’s corporate office in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders. For so long as the New Notes remain in the form of global securities, the Company will pay all principal and interest (and premium, if any) on the New Notes to the applicable depositary or its nominee as the registered holder of the global security representing the New Notes.

Ranking of the New Notes

The New Notes will be senior unsecured obligations of the Company and will rank pari passu with all other senior obligations of the Company, including the Old Notes, and effectively junior to all secured obligations of the Company to the extent of the value of the property securing such obligations. The New Notes will be effectively subordinated to all liabilities of the Subsidiaries of NNC that are not Guarantors (other than the Company) to the extent of the value of such Subsidiaries.

Guarantees; Release of Guarantees

The New Notes will be guaranteed, jointly and severally, by NNC and, initially, by NNI. If, for any reason, the Company does not make any required payment in respect of any guaranteed New Notes when due, whether on the normal due date, on acceleration, redemption or otherwise, the Guarantors with respect to the Guarantees that are then in effect will cause the payment to be made to or to the order of the Trustee. Each Guarantee will be the direct, unconditional, unsecured and unsubordinated obligation of the respective Guarantor and will rank equally and ratably without preference among themselves and at least equally with other senior unsecured obligations of the respective Guarantor, including the guarantees of the Old Notes, except to the extent prescribed by law.

The Guarantee of a Guarantor will be released automatically with respect to any series of Notes upon defeasance of such series of Notes as provided below under the caption “— Defeasance” or satisfaction and discharge of such series of Notes as provided in the Indenture.

In addition, the Guarantee of NNI will be released with respect to any series of Notes upon the occurrence of a Suspension Period. However, upon the occurrence of a Reversion Date (as defined below), NNI will enter into a supplemental indenture guaranteeing such series of Notes on terms substantially similar to those under NNI’s Guarantee.

At such time as NNI’s Guarantee is released with respect to any series of Notes, NNI will no longer be considered a Guarantor of such series of Notes.

Additional Amounts

All payments made by the Company or the Guarantors under or in respect of the New Notes or Guarantees will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges imposed or levied by or on behalf of the government of any jurisdiction, including Canada or any province or territory thereof, or by any authority or agency therein or thereof having power to tax, all of which are herein referred to as “Taxes,” unless the Company or such Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant governmental authority. If the Company or any Guarantor is required to withhold or deduct any amount for or on account of Taxes from any payment made under or in respect of the New Notes or the Guarantees, the Company or such Guarantor will pay such additional amounts, which we refer to as Additional Amounts, as may be necessary so that the net amount received by each Holder of a New Note (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted. However, no Additional Amounts will be payable with respect to a payment made to a Holder of a New Note, which we refer to as an Excluded Holder, in respect of a beneficial owner, (i) with which the Company or such Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, (ii) which is subject to such Taxes by reason of its being connected presently or formerly with any jurisdiction, including Canada or any province or territory thereof, otherwise than by reason of the Holder’s purchase of the New Notes, the holding of New Notes or the receipt of payments in respect of the New Notes, (iii) which presents such New Note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the Holder thereof would have been entitled to such Additional Amounts on presenting a New Note for payment on the last day of such 30-day period); for this purpose, the “relevant date” in relation to any payments on any New Note means: (a) the due date for payment thereof, or (b) if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been so received and notice to that effect has been duly given to Holders of New Notes in accordance with the Indenture or (iv) who could lawfully avoid or reduce (but has not so avoided or reduced) such withholding or deduction by complying, or procuring that any third party comply, with any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence, eligibility for treaty benefits or other similar claim for exemption or reduction to any relevant tax authority, the Company and such Guarantor as appropriate; provided that in the case of a reduction the Holder shall be entitled to receive Additional Amounts up to the reduced amount that would have applied had it made the appropriate claim. The Company and the applicable Guarantor will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Company will furnish to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made by the Company or the applicable Guarantor or other evidence of such payment satisfactory to the Trustee. If any Holder pays any Taxes or other amounts in respect of payments that the Company or Guarantors pay to such Holder, the Company and each Guarantor shall indemnify and hold harmless each Holder of New Notes (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of (x) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the New Notes or the Guarantees, and (y) any Taxes levied or imposed and paid by such Holder with respect to any reimbursement under (x) above, but excluding any such Taxes on such Holder’s net income or capital. A certificate of the Holder (or the Trustee on behalf of the Holder) accompanying the written request and containing reasonable detail as to the amount of Taxes to be reimbursed shall be determinative, absent manifest error, of the amount due from the Company and Guarantors to the Holder under this indemnification.

At least 30 days prior to each date on which any payment under or with respect to the New Notes or the Guarantees is due and payable, if the Company or any Guarantor is obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and that the Company or such Guarantor, as the case may be, will remit such deduction or withholding to the appropriate tax authority, and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of the

New Notes on the relevant date. All references in this prospectus to the payment of principal of, premium or any other amount, if any, and interest on, any New Note or Guarantee shall be deemed to include the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable.

For a discussion of the exemption from Canadian withholding taxes that should be applicable to payments under or with respect to the New Notes, see “Certain Canadian Federal Income Tax Considerations.”

Sinking Fund

The New Notes will not be entitled to the benefit of any mandatory sinking fund.

Optional Redemption

Except as described below, the New Notes are not redeemable at the option of the Company.

New 2016 Fixed Rate Notes.  At any time on or after July 15, 2011, the Company may redeem the New 2016 Fixed Rate Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on July 15 of the years set forth below:

Redemption
Year	Price

2011	105.375%
2012	103.583%
2013	101.792%
2014 and each year thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the New 2016 Fixed Rate Notes redeemed to the applicable date of redemption.

At any time prior to July 15, 2011, the Company may redeem the New 2016 Fixed Rate Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the 2016 Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“2016 Applicable Premium” means with respect to any New 2016 Fixed Rate Note at any redemption date, the greater of (1) 1.0% of the principal amount of such New 2016 Fixed Rate Note; and (2) the excess of (a) the present value at such redemption date of (i) the redemption price of such New 2016 Fixed Rate Note on July 15, 2011 (such redemption price being set forth in the table above under the heading “New 2016 Fixed Rate Notes”) plus (ii) all required remaining scheduled interest payments due on the New 2016 Fixed Rate Note through July 15, 2011 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such New 2016 Fixed Rate Note on such redemption date. Calculation of the 2016 Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee or the Calculation Agent.

New 2013 Fixed Rate Notes.  The Company may redeem the New 2013 Fixed Rate Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ notice, at a price equal to 100% of the principal amount thereof plus the 2013 Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“2013 Applicable Premium” means with respect to any New 2013 Fixed Rate Note at any redemption date, the greater of (1) 1.0% of the principal amount of such New 2013 Fixed Rate Note; and (2) the excess of (a) the present value at such redemption date of (i) the principal amount of such New 2013 Fixed Rate Note on July 15, 2013 plus (ii) all required remaining scheduled interest payments due on the New 2013 Fixed Rate

Note through July 15, 2013 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined below) plus 50 basis points; over (b) the principal amount of such New 2013 Fixed Rate Note on such redemption date. Calculation of the 2013 Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee or the Calculation Agent.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation (which shall be at approximately 11:00 a.m. on the second business day preceding the redemption date) of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2011 with respect to the New 2016 Fixed Rate Notes, or the 2016 Fixed Rate Notes Applicable Period, and to July 15, 2013 with respect to the New 2013 Fixed Rate Notes, or the 2013 Fixed Rate Notes Applicable Period; provided that if the 2016 Fixed Rate Notes Applicable Period or the 2013 Fixed Rate Notes Applicable Period, as the case may be, is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the 2016 Fixed Rate Notes Applicable Period or the 2013 Fixed Rate Notes Applicable Period, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Optional Redemption with Qualified Equity Proceeds

On or prior to July 15, 2009, the Company may, at its option, use Qualified Equity Proceeds (as defined below) to redeem up to 35% of the original aggregate principal amount of any series of Notes (including any Additional Notes of such series), in whole at any time or in part from time to time, at a redemption price equal to (i) in the case of the 2016 Fixed Rate Notes, 110.750% of the principal amount thereof, (ii) in the case of the 2013 Fixed Rate Notes, 110.125% of the principal amount thereof and (iii) in the case of the Floating Rate Notes, 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum of such Floating Rate Notes applicable on the date of redemption, in each case, plus accrued and unpaid interest thereon, if any, to the applicable date of redemption; provided that, in each case, the Company makes such redemption not more than 90 days after the receipt by NNC or the Company of such Qualified Equity Proceeds.

“Qualified Equity Proceeds” means the net cash proceeds from any issuance or sale of Qualified Capital Stock of NNC or the Company, other than issuances or sales to NNC or any Subsidiary of NNC.

Optional Redemption for Changes in Applicable Withholding Taxes

The Notes of each series are also subject to redemption in whole, but not in part, at the Company’s option at any time in cash, on not less than 30 nor more than 60 days’ notice to the Holders, at a price equal to 100% of the aggregate principal amount, together with accrued and unpaid interest to the date fixed for redemption and all Additional Amounts then due or becoming due on the redemption date, in the event the Company or a Guarantor is, has become or would become obligated to pay, on the next date on which any amount would be payable by the Company or the Guarantor, as the case may be, with respect to the Notes of such series, any Additional Amount as a result of an actual or proposed change or amendment in the laws (including any regulations promulgated thereunder) or treaties of any jurisdiction (including Canada or any province or territory thereof) or any change in or new or different position regarding the application, interpretation or administration of such laws, treaties or regulations (including a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective on or after the Issue Date; provided that the Company delivers to the Trustee an opinion of counsel attesting to such change or amendment.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes of any series, selection of the Notes of such series for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series are listed; or

(2) if such series is not listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with Qualified Equity Proceeds, the Trustee will select the Notes of such series only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to procedures of the depositary).

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the applicable redemption date to each Holder of Notes to be redeemed at its registered address. If the Notes are to be redeemed in part only, then the notice of redemption must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a global Note will be made). On and after the applicable redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price.

Change of Control

Upon the occurrence of a Change of Control, the Company will be required to make an offer to purchase each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurs, the Company must send, or cause the Trustee to send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date (the “Change of Control Payment Date”), which must be no earlier than 30 days nor later than 60 days after the date such notice is mailed, other than as may be required to comply with any applicable laws. Each Holder who accepts the Change of Control Offer will be required to deliver the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and specifying the portion (in integral multiples of $1,000) of such Holder’s Notes that it agrees to sell to the Company pursuant to the Change of Control Offer, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. In addition, there can be no assurance that the Company would be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Funded Debt that may in the future prohibit the Change of Control Offer. The failure to consummate a Change of Control Offer would constitute an Event of Default under the Indenture. See “Risk Factors — The Company may be unable to purchase the Notes upon a Change of Control” for more information.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of NNC’s or the Company’s assets. This term has not been interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, if

Holders of the Notes assert that the Company is required to make a Change of Control Offer and the Company elects to contest such assertion, there is uncertainty as to how a court interpreting New York law would interpret the term.

Neither the Boards of Directors of NNC or the Company nor the Trustee may waive the covenant of the Company to make a Change of Control Offer following a Change of Control. Restrictions in the Indenture described herein on the ability of NNC, the Company and its Subsidiaries to incur additional Funded Debt, to grant Liens on the property of NNC, the Company and the Restricted Subsidiaries and to make Restricted Payments may also make more difficult or discourage a takeover of NNC or the Company, whether favored or opposed by the management or shareholders of NNC or the Company. There can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect a Change of Control Offer. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of NNC or the Company or any of their Subsidiaries by their respective management. However, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, amalgamation, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

The “Change of Control” provisions described above will apply during any Suspension Period.

Suspension Period

During each Suspension Period, the provisions of the Indenture described under “Certain Covenants that will Cease to Apply During Suspension Period” will not apply. The provisions of the Indenture described under “Certain Covenants Applicable at All Times” will apply at all times during any Suspension Period so long as any securities remain outstanding thereunder.

“Suspension Period” means, for any series of Notes, any period (a) beginning on the date that:

(1) the Notes of such series have Investment Grade Status; provided that prior to the assignment of the ratings contemplated by the definition of Investment Grade Status, the Company has advised Moody’s and S&P that the covenants under “Certain Covenants that will Cease to Apply During Suspension Period” will not apply during such Suspension Period;

(2) no Default or Event of Default has occurred and is continuing; and

(3) the Company has delivered an officers’ certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied; and

(b) ending on the date (the “Reversion Date”) that the Notes of such series cease to have the applicable rating from either Moody’s or S&P specified in the definition of Investment Grade Status; provided that solely for the purpose of determining whether and when the Reversion Date shall have occurred, a series of Notes shall be deemed to have Investment Grade Status if clauses (i) and (ii) of the definition of Investment Grade Status are otherwise satisfied, notwithstanding that either Moody’s and/or S&P shall have announced a negative outlook with respect to such series of Notes.

On each Reversion Date, (i) all Funded Debt of NNC or any Subsidiary of NNC incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date and classified as permitted under clause (3) of the definition of Permitted Funded Debt, and (ii) all Liens granted or created by any Subsidiary of NNC (other than the Company or any Subsidiary that was a Restricted Subsidiary during such Suspension Period) during the Suspension Period prior to such Reversion Date (other than any Lien granted or created in connection with a transaction that directly results in a downgrade in the rating of the Notes of any series from S&P or Moody’s to below the applicable rating specified in the definition of Investment Grade Status) will be deemed to have been outstanding on the Issue Date and classified as permitted under clause (10) of the definition of Permitted Liens.

For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Measurement Date as set forth in that clause. Accordingly, Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (11) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of such covenant; provided that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of cumulative Consolidated Net Income for the purpose of sub-clause (w) of clause (iii) of the first paragraph of such covenant being a loss, and the items specified in sub-clauses (w) through (z) of clause (iii) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of such covenant. Any Restricted Payments made during the Suspension Period that would have been made pursuant to clause (11) of the second paragraph under the “Limitation on Restricted Payments” covenant if such covenant were then applicable, shall reduce the amounts permitted to be incurred under such clause (11) on the Reversion Date.

Certain Covenants that Will Cease to Apply During Suspension Period

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any securities remain outstanding thereunder, except during any Suspension Period.

Limitation on Incurrence of Additional Funded Debt.  (a) The Company and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively, “incur”) any Funded Debt (other than Permitted Funded Debt); provided that the Company, any Guarantor and any other Subsidiary of NNC may incur Funded Debt (including, without limitation, Acquired Funded Debt), if on the date of the incurrence of such Funded Debt, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

(b) The Company and the Guarantors will not, directly or indirectly, incur any Funded Debt which by its terms (or by the terms of any agreement governing such Funded Debt) is subordinated in right of payment to any other Funded Debt of the Company or such Guarantors, unless such Funded Debt is also by its terms (or by the terms of any agreement governing such Funded Debt) made expressly subordinate to the Notes and the Guarantees, as applicable, to the same extent and in the same manner as such Funded Debt is subordinated to other Funded Debt of the Company and the Guarantors, as applicable.

Limitation on Restricted Payments.  The Company and the Guarantors will not, and will not cause or permit any of their Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of NNC) on or in respect of shares of NNC’s Capital Stock or the Company’s Preferred Stock to holders of such Capital Stock or Preferred Stock, as the case may be, in their capacity as such; or

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of NNC or any Preferred Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or Preferred Stock or make any payments with respect to Synthetic Purchase Agreements,

(each of the foregoing actions set forth in clauses (1) and (2) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company would not be able to incur at least $1.00 of additional Funded Debt (other than Permitted Funded Debt) in compliance with the “Limitation on Incurrence of Additional Funded Debt” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Measurement Date shall exceed the sum, without duplication (the “Restricted Payments Basket”), of:

(w) 50% of the cumulative Consolidated Net Income of NNC (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) earned subsequent to the Measurement Date and on or prior to the last day of the most recent fiscal quarter for which consolidated financial information for NNC is publicly available (the “Reference Date”) (treating such period as a single accounting period); plus

(x) 100% of the aggregate net cash proceeds received by NNC from any Person (other than a Subsidiary of NNC) or the Company from any Person (other than NNC or any other Subsidiary of NNC) from the issuance and sale subsequent to the Measurement Date and on or prior to the Reference Date of Qualified Capital Stock of NNC or Preferred Stock (other than Disqualified Capital Stock) of the Company or warrants, options or other rights to acquire Qualified Capital Stock of NNC (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(y) 100% of the aggregate net cash proceeds of any equity contribution received by NNC or the Company from a holder of NNC’s or the Company’s Capital Stock (other than an equity contribution received by the Company from NNC) following the Measurement Date; plus

(z) the amount by which Funded Debt of NNC, the Company or another Subsidiary of NNC is reduced on NNC’s consolidated balance sheet subsequent to the Measurement Date upon the conversion or exchange (other than by a Subsidiary of the Company) of such Funded Debt for Qualified Capital Stock of NNC or Preferred Stock (other than Disqualified Capital Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by NNC, the Company or another Subsidiary of NNC upon such conversion or exchange).

Notwithstanding the foregoing, the provisions set forth in the preceding paragraphs shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) the purchase, defeasance, repurchase, prepayment, redemption or other acquisition or retirement for value of Capital Stock of NNC or Preferred Stock (other than Disqualified Capital Stock) of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock or Preferred Stock in exchange for, or out of the proceeds of the substantially concurrent sale of, Qualified Capital Stock of NNC or Preferred Stock (other than Disqualified Capital Stock) of the Company (other than Capital Stock issued or sold to NNC or a Subsidiary of NNC); provided that the net cash proceeds from such exchange or sale shall be excluded from the calculations pursuant to clause (iii)(x) of the preceding paragraph;

(3) the repurchase or other acquisition of Capital Stock of NNC or any warrants, rights or options to purchase or acquire shares of any such Capital Stock or securities convertible into Capital Stock of NNC, from or on behalf of current or former employees, directors, consultants, or contractors of NNC or any of its Subsidiaries (or permitted transferees of such current or former employees, directors, consultants or contractors), pursuant to the terms of the agreements (including employment, consulting or severance agreements) or plans (or amendments thereto) under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock;

(4) the redemption by NNC of any rights to purchase shares of Common Stock of NNC outstanding from time to time under the amended and restated shareholder rights plan agreement between NNC and Computershare Trust Company of Canada, as rights agent, dated as of February 14, 2003, as the same may be further amended, restated or replaced from time to time, in accordance with the terms thereof; provided that such rights are redeemed for nominal consideration;

(5) payments to holders or former holders of Capital Stock of NNC, the Company or any other Subsidiary of NNC pursuant to a statutory dissent right or appraisal remedy;

(6) payments to holders of Capital Stock (or to the holders of Funded Debt or Disqualified Capital Stock that is convertible into or exchangeable for Capital Stock upon such conversion or exchange) in lieu of the issuance of fractional shares;

(7) payments to holders of Capital Stock of NNC under any stock purchase plan or similar employee or director benefit plan in settlement of fractional shares issued under such plan;

(8) the declaration and payment by NNC or the Company of regularly scheduled cash dividends with respect to, and the redemption by NNC or the Company on a scheduled mandatory redemption date of, any Disqualified Capital Stock (including Existing Preferred Stock) or Designated Qualified Preferred Stock;

(9) the declaration and payment by NNC or the Company of regularly scheduled cash dividends with respect to, and the redemption by NNC or the Company on a scheduled mandatory redemption date of, any Qualified Capital Stock (other than Designated Qualified Preferred Stock) issued after the Issue Date in an amount not in excess of the aggregate net cash proceeds received by NNC or the Company from any Person (other than NNC or a Subsidiary of NNC) from such issuance; provided that the amount of Restricted Payments made pursuant to this clause (9) shall be excluded from the calculation pursuant to clause (iii)(x) of the preceding paragraph;

(10) any payment or distribution to holders or former holders of Capital Stock of NNC in connection with the settlement of, or satisfaction of a judgment resulting from, any shareholder litigation or regulatory or enforcement proceeding; and

(11) any other Restricted Payments in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (11), does not exceed $25,000,000.

Notwithstanding the foregoing, none of NNC, the Company or any other Subsidiary of NNC may make any Restricted Payment in reliance on clause (11) if, after giving effect to such Restricted Payment, a Default or Event of Default shall have occurred and be continuing. In calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (iii) of the second preceding paragraph of this covenant, amounts expended pursuant to clause (1) of the immediately preceding paragraph shall be included in such calculation and amounts expended pursuant to clauses (2) through (11) of the immediately preceding paragraph shall be excluded in such calculation.

Certain Covenants Applicable at All Times

Set forth below are summaries of certain covenants contained in the Indenture that, except as expressly indicated, will apply at all times so long as any securities remain outstanding thereunder.

Negative Pledge.  NNC and the Company will not and will not permit any Restricted Subsidiary to:

(1) issue, assume or guarantee any Funded Debt that is secured by a Lien upon any property of NNC, the Company or any Restricted Subsidiary, whether now owned or hereafter acquired; or

(2) secure any Funded Debt by a Lien upon any property of NNC, the Company or any Restricted Subsidiary, whether now owned or hereafter acquired;

unless any outstanding securities under the Indenture, including the Notes, are concurrently secured equally and ratably with such Funded Debt; provided that the foregoing restrictions shall not apply to Funded Debt secured by Permitted Liens.

“Permitted Lien” means:

(1) any Lien existing on property at the time of the acquisition of that property by NNC, the Company or the relevant Restricted Subsidiary;

(2) any Lien on property that is incurred after the Issue Date to secure or provide for the payment of the purchase price of the property or the cost of construction or improvement thereon;

(3) any Lien on property of a Person existing at the time that Person is liquidated, dissolved or merged into, or amalgamated or consolidated with, NNC, the Company or any Restricted Subsidiary, or at the time the properties of or equity interests in the Person are sold, leased or otherwise transferred to NNC, the Company or any Restricted Subsidiary;

(4) any Lien securing intercompany Funded Debt among or between NNC, the Company and/or the Restricted Subsidiaries;

(5) deposits of cash, cash equivalents or investment securities against which the lender of any Credit Enhanced Foreign Subsidiary Debt has a Lien or right of set off;

(6) any Lien on property of a Foreign Subsidiary securing any Funded Debt incurred pursuant to clause (9) of the definition of Permitted Funded Debt;

(7) Liens in favor of the United States of America or any State thereof, Canada or any Province or territory thereof, or any department, agency or instrumentality or political subdivision thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Funded Debt incurred or guaranteed for the purpose of financing or refinancing all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such Liens, or the cost of constructing or improving the property subject to such Liens (including, without limitation, Liens incurred in connection with pollution control, industrial revenue or similar financings or relating to the development, restoration, demolition or remediation of property);

(8) any Lien created by or resulting from litigation or other proceedings against, or upon property of, NNC, the Company or any Restricted Subsidiary, or any Lien securing appeal bonds (or letters of credit or other similar instruments issued in support of or in lieu of appeal bonds) in respect of judgments, in each case, or any Lien for workmen’s compensation awards or similar awards, so long as the finality of such judgment or award is being contested and execution thereon is stayed or such Lien relates to a final unappealable judgment which is satisfied within 30 days of such judgment or any Lien incurred by NNC, the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding;

(9) any other Liens securing Funded Debt of any Foreign Subsidiary; provided that the aggregate outstanding principal amount of Funded Debt secured pursuant to this clause (9) by any individual Foreign Subsidiary would not, after giving effect to the relevant transaction, exceed $5,000,000;

(10) Liens existing on the Issue Date and any extension, renewal or replacement in whole or in part of any Lien existing on the Issue Date or referred to in the above exceptions, so long as the total amount of secured Funded Debt does not increase, and the property securing the Funded Debt is not expanded, as a result of the extension, renewal or replacement; and

(11) Managed Service Contract Liens.

Notwithstanding the foregoing, NNC, the Company and any Restricted Subsidiary may issue, assume or guarantee Funded Debt secured by a Lien upon any of their property that would otherwise be subject to the foregoing restrictions, and may carry out any other transactions that would otherwise be subject to the foregoing restrictions, so long as the aggregate amount of all such secured Funded Debt incurred pursuant to this sentence would not, after giving effect to the relevant transaction, exceed 10% of NNC’s Consolidated Net Tangible Assets on or prior to the earlier of (a) September 2, 2008 or (b) the refinancing or repayment (including by redemption) in full of the 2008 Convertible Notes and 15% thereafter.

Amalgamation, Merger, Conveyance, Transfer or Lease.  Each of NNC, the Company and, during any period in which NNI is a Guarantor, NNI, under the terms of the Indenture, has covenanted in the Indenture that it will not amalgamate or merge with any other corporation or enter into any reorganization or arrangement or effect any conveyance, transfer or lease of all or substantially all of its and its Subsidiaries’ assets, taken as a whole, unless specified conditions are satisfied. These conditions are as follows:

(1) either (a) it is the surviving Person or one of the continuing Persons or (b) the successor corporation (or the Person that leases or that acquires by conveyance or transfer all or substantially all of its and its Subsidiaries’ assets, taken as a whole) expressly assumes, by supplemental Indenture, its obligations under the Indenture; and

(2) NNC, the Company, NNI or any successor Person, as the case may be, are not immediately after the transaction in Default under the Indenture or any outstanding securities under the Indenture, including the Notes.

Events of Default

The following events are defined in the Indenture as “Events of Default” with respect to any series of Notes:

(1) the failure to pay the principal of the Notes of that series when such principal becomes due and payable, whether at maturity, upon redemption or otherwise;

(2) the failure to pay interest on the Notes of that series when the same becomes due and payable and the Default continues for a continuous period of 30 days;

(3) a Default by NNC, the Company, or during any period in which NNI is a Guarantor, NNI, in the performance or observance of any of their respective covenants, agreements or other obligations set forth in the Indenture for a continuous period of 90 days after the Company or such Guarantor receives written notice specifying the Default (and demanding that such Default be remedied) from the Holders of at least 25% of the then-outstanding principal amount of the Notes of such series;

(4) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Guarantor;

(5) a Default by NNC, the Company, or during any period in which NNI is a Guarantor, NNI, under a single obligation in respect of Funded Debt that exceeds on its face $100,000,000 in principal amount which results in the acceleration of the due date of that Funded Debt, and this acceleration is not rescinded or annulled within 10 days after notice from Holders of at least 25% of the then-outstanding principal amount of the Notes of such series has been given;

(6) any Guarantee shall cease to be in full force and effect (other than in accordance with the terms of the Indenture) or any Guarantor denies or disaffirms its obligations under its Guarantee;

(7) one or more judgments in an aggregate amount in excess of $100,000,000 shall have been rendered against NNC, the Company or, during any period in which NNI is a Guarantor, NNI, and such judgments remain undischarged, unpaid in accordance with its or their respective terms or unstayed for a period of 90 days after such judgment or judgments become final and non-appealable; and

(8) a failure by the Company to make a Change of Control Offer.

An Event of Default with respect to a particular series of Notes may, but will not necessarily, constitute an Event of Default with respect to any other series of Notes. The Company is required to file with the Trustee annual officers’ certificates as to the absence of specified Defaults under the Indenture.

If an Event of Default with respect to a series of Notes occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the then-outstanding Notes of the affected series may declare the principal of, and premium, if any, on, all Notes of the series to be due and payable, together with accrued interest. The Indenture provides that, in certain cases, the Holders of a majority in principal amount of the then-outstanding Notes of a series may on behalf of the Holders of all Notes of that series waive any past Default or Event of Default and rescind and annul any such declaration and its consequences.

The Trustee may require indemnification from the Holders of Notes of a series before proceeding to exercise any right or power under the Indenture at the request of those Holders. The Holders of a majority in principal amount of the then-outstanding Notes of any series may:

(1) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it with respect to the Notes of that series, and

(2) take any other action authorized to be taken under the Indenture or under applicable law. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture or is unduly prejudicial to the rights of other Holders.

No Holder will be entitled to pursue any remedy with respect to the Indenture unless the Trustee fails to act for 60 days after it is given:

(1) a notice of Default by that Holder,

(2) a request to enforce the Indenture by the holders of not less than 25% in aggregate principal amount of all of the then-outstanding securities issued under the Indenture, including the Notes (treated as a single class), and

(3) an indemnity in favor of the Trustee, satisfactory to the Trustee,

and during this 60-day period the holders of a majority in principal amount of all of the then-outstanding securities issued under the Indenture (treated as a single class) do not give a direction to the Trustee that is inconsistent with the enforcement request. These provisions will not prevent any Holder of Notes from enforcing payment of the principal of (and premium, if any) and interest on the Notes at the relevant due dates.

If an Event of Default with respect to a series of Notes occurs and is continuing, the Trustee will mail to the Holders of those Notes a notice of the Event of Default within 90 days after it occurs. However, except in the case of a Default in any payment in respect of a series of Notes, the Trustee shall be protected in withholding notice of an Event of Default if it determines in good faith that this is in the interests of the Holders of the relevant Notes.

Modification of the Indenture

The Company and the Trustee may modify the Indenture without the consent of Holders to make certain changes, including:

(1) to reflect the succession of another corporation to the Company or any Guarantor and the assumption of the Notes or the Guarantees of the Notes, as applicable, by the successor;

(2) to add covenants to any or all Notes or surrender any right or power of the Company or any Guarantor;

(3) to add additional Events of Default to any or all Notes;

(4) to change or eliminate any restrictions on the payment of principal of (or premium, if any, on) Notes;

(5) to change or eliminate any provision of the Indenture; provided that any such modification shall only become effective when there are no Notes outstanding that were issued prior to such modification;

(6) to establish the form or terms of Notes of any series;

(7) to reflect the acceptance of a successor Trustee or to facilitate the administration of the trust under more than one Trustee;

(8) to secure the Notes;

(9) to add an additional Guarantor in respect of the Notes;

(10) to permit or facilitate defeasance or discharge of any or all Notes; provided that such modification shall not adversely affect the interests of Holders of any Notes in any material respect; or

(11) to cure any ambiguity or correct or supplement any defective or inconsistent provisions; provided that any changes will not adversely affect the interests of Holders of Notes in any material respect.

The Indenture provides that, in general, the Company and the Trustee may modify the Indenture or the rights of the Holders of any series of Notes so long as the Company obtains the consent of the Holders of not less than a majority in principal amount of the then-outstanding Notes of such series affected by the modification. The Indenture also provides, however, that the Company may not effect any modification without the consent of each affected Holder if that modification would:

(1) change the maturity of any Note, or reduce the principal amount or any premium payable on redemption thereof, or reduce the rate or change the time of payment of interest thereon, or change any place of payment or change the currency in which a Note is payable or affect the right of any Holder to institute suit for the enforcement of payment in accordance with the foregoing;

(2) reduce the percentage in principal amount of the outstanding Notes the consent of whose Holders is required for approval of any proposed modification to the Indenture or for waivers of certain covenants or Defaults under the Indenture, or reduce the requirements for quorum or voting; or

(3) in the case of guaranteed Notes, change the terms and conditions of the obligations of the Guarantors in respect of payments under the Guarantee.

The Indenture contains provisions for convening meetings of the Holders of Notes of a series. A meeting may be called at any time by the Trustee, or upon the request of the Company or any Guarantor, as the case may be, or the Holders of at least 10% in principal amount of the then-outstanding Notes of the series. Except as described in the preceding paragraph and as otherwise provided in the Indenture, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the then-outstanding Notes of that series.

Any resolution passed or decision taken at any meeting of Holders of Notes of any series duly held in accordance with the Indenture will be binding on all Holders of Notes of that series whether or not present or represented at the meeting. The quorum at any meeting of the Holders of Notes of a series called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the then-outstanding Notes of that series.

Defeasance

The Indenture contains provisions that permit the Company or a Guarantor to cease compliance with the covenants described above in this “Description of the New Notes” with respect to Notes of any series. This is known as “covenant defeasance.” If the Company or a Guarantor satisfies the conditions for covenant defeasance, then any failure on its part to comply with the terms of the covenants described above will not be an Event of Default under the Indenture with respect to the relevant Notes. The conditions the Company or a Guarantor must satisfy are as follows:

(1) the Company or such Guarantor must irrevocably deposit with the Trustee as specific security pledged for the due payment and ultimate satisfaction of the Company’s obligations in respect of the Notes of the series affected, funds in U.S. dollars and/or, subject to specified conditions, U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and interest on the outstanding Notes of the particular series on their stated maturity;

(2) the Company or such Guarantor must receive opinions of counsel to the effect that Holders of the Notes affected will not recognize income, gain or loss for United States or Canadian federal income tax purposes as a result of the deposit of funds and defeasance of the Company’s and the Guarantors’

obligations and will be subject to United States and Canadian federal income tax as if the deposit and defeasance had not occurred;

(3) the deposit of funds must not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound;

(4) no Default with respect to the Notes of such series shall have occurred and be continuing on the date of the deposit of funds;

(5) the Company or such Guarantor must deliver to the Trustee an officers’ certificate or an opinion of counsel stating that all conditions precedent to the defeasance under the Indenture have been complied with; and

(6) the deposit of funds must not cause the Trustee to have a conflicting interest, within the meaning of the Indenture and the TIA.

Concerning the Trustee

The Bank of New York is the trustee, registrar and paying agent, or the Trustee. The Trustee maintains an office in New York, New York. The Trustee will also initially serve as the Calculation Agent.

If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the Holders of any Notes only after those Holders have offered the Trustee an indemnity reasonably satisfactory to it.

If the Trustee becomes one of our creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Funded Debt” means Funded Debt of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of NNC or at the time it merges, amalgamates or consolidates with or into NNC or any of its Subsidiaries or assumed in connection with the acquisition of property or assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of NNC or such acquisition, merger or consolidation or acquisition of such property or assets.

“Adjusted EBITDA” means, with respect to NNC, for any period, the sum, all as determined on a consolidated basis for NNC and its Subsidiaries in accordance with GAAP (without duplication), of:

(1) Consolidated Net Income; plus

(2) to the extent Consolidated Net Income has been reduced thereby (without duplication):

(a) all income taxes and related interest and penalties of NNC and its Subsidiaries paid or accrued (net of any income tax credits or gains) in accordance with GAAP for such period;

(b) Consolidated Fixed Charges;

(c) any non-cash expenses, charges or losses that decreased Consolidated Net Income during such period;

(d) any loss, charge or cost attributable to exit or disposal activities approved by the board of directors of NNC as part of a restructuring plan;

(e) any loss, charge or cost attributable to any restatements of financial information of NNC or any of its subsidiaries disclosed in, incorporated by reference in or contemplated by the 2006 Offering Memorandum or any related internal control remedial measures;

(f) any loss, charge or cost attributable to the actual and contemplated transactions with Flextronics disclosed in, incorporated by reference in or contemplated by the 2006 Offering Memorandum;

(g) any loss, charge or cost attributable to the finance transformation project of NNC and its Subsidiaries, including, without limitation, the implementation of a new information technology platform (SAP) to provide an integrated global financial system;

(h) any loss, charge or cost attributable to any payment of fines, penalties or other amounts paid to any government authority or stock exchange in connection with any regulatory or enforcement proceeding relating to events disclosed in, incorporated by reference in or contemplated by the 2006 Offering Memorandum; and

(i) any loss, charge or cost attributable to the contracts existing on the Issue Date with Bharat Sanchar Nigam Limited disclosed in, incorporated by reference in or contemplated by the 2006 Offering Memorandum but not any expansion option, extension, renewal or replacement thereof; minus

(3) any non-cash credits and gains that increased Consolidated Net Income during such period, including any reversal of a charge referred to in clauses (2)(c) or (i) above; minus

(4) to the extent Consolidated Net Income has been increased thereby:

(a) any gains attributable to reversals prior to the Issue Date of provisions relating to a certain customer bankruptcy settlement during the year ended December 31, 2003 as disclosed in Note 5 “Consolidated financial statement details — Cost of revenue” to NNC’s consolidated financial statements contained in NNC’s 2005 Annual Report;

(b) any credits and gains attributable to the restructuring of customer financing receivables prior to the Issue Date; and

(c) any reversals of any reserves for any losses, charges or costs with respect to the matters covered by clauses (d), (e), (f), (g), (h) or (i) of clause (2) above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an investment by NNC or any Subsidiary of NNC in any other Person pursuant to which such Person shall become a Subsidiary of NNC or shall be merged, consolidated or amalgamated with or into NNC or any Subsidiary of NNC, or (2) the acquisition by NNC or any Subsidiary of NNC of the assets of any Person (other than a Subsidiary of NNC) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1) any “person,” including its affiliates and associates, or any “group,” in each case, other than NNC, any one or more Subsidiaries of NNC or NNC’s or such Subsidiaries’ employee benefit plans, files a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person or group has become the “beneficial owner” of 50% or more of the combined voting power of NNC’s Capital Stock having ordinary power to elect directors, or has the power to, directly or indirectly, elect a majority of the members of the NNC’s Board of Directors; provided that the foregoing shall not apply if as a result of, and immediately following, the transaction giving a person such beneficial ownership (including an exchange offer or a transaction referred to in clause (3) below), the holders of the Company’s or NNC’s Common Stock immediately prior to such transaction are, directly or indirectly, the beneficial owners of at least a majority of the total voting power in the aggregate of all classes of Capital Stock of such person;

(2) NNC ceases to be the “beneficial owner” of 100% of the voting power of the Common Stock of the Company;

(3) there shall be consummated any share exchange, amalgamation, consolidation, or merger of NNC pursuant to which NNC’s Common Stock would be converted into cash, securities or other property, or the Company or NNC sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, amalgamation, consolidation or merger of the Company or NNC in which the holders of the Company’s or NNC’s Common Stock immediately prior to the share exchange, amalgamation, consolidation, or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving corporation (or of the parent of such continuing or surviving corporation) immediately after the share exchange, amalgamation, consolidation or merger; or

(4) the Company or NNC is dissolved or liquidated.

For purposes of this “Change of Control” definition:

(1) “person” or “group” has the meaning given to it for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision;

(2) a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture; and

(3) the number of shares of the Company’s voting stock outstanding will be deemed to include, in addition to all outstanding shares of the Company’s voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the Change of Control determination is being made, all unissued shares deemed to be held by all other persons.

Notwithstanding the foregoing, any (i) amalgamation, consolidation or merger of NNC with or into the Company (whether directly or indirectly by merger with or into an entity with only nominal assets created in anticipation or contemplation of such amalgamation, consolidation or merger), (ii) transfer of assets solely between or among NNC, the Company and any successor entity to NNC or the Company or (iii) liquidation or dissolution of NNC or the Company resulting in the transfer of all of the assets of NNC or the Company to NNC, the Company or any successor entity to NNC or the Company shall, in each case, not constitute a Change of Control; provided that such transaction does not contravene the terms of the “Amalgamation, Merger, Conveyance, Transfer or Lease” covenant.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such equity interests.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of (i) Adjusted EBITDA of NNC during the four full fiscal quarters (the “Four Quarter Period” ) ending prior to the date of the transaction (the “Transaction Date” ) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are publicly available to (ii) Consolidated Fixed Charges for such Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (as reasonably estimated by NNC) for the period of such calculation to:

(1) the incurrence of any Funded Debt of NNC or any of its Subsidiaries giving rise to the need to make such calculation and any incurrence or repayment of other Funded Debt (and the application of the proceeds thereof), other than the incurrence or repayment of Funded Debt in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) (A) any asset sale during the Four Quarter Period or at any time subsequent to the last day of the Fourth Quarter Period and on or prior to the Transaction Date involving the sale of a Subsidiary or line of business by NNC or any of its Subsidiaries, in each case, that accounted for at least $150,000,000 of NNC’s consolidated revenues for the Four Quarter Period and (B) any Asset Acquisition by NNC or any of its Subsidiaries during the Four Quarter Period or at any time subsequent to the last day of the Fourth Quarter Period and on or prior to the Transaction Date which would have accounted for at least $150,000,000 of NNC’s consolidated revenue for the Four Quarter Period, in each case, so as to exclude or include, as the case may be, NNC’s good faith estimate of any Adjusted EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of such asset sale or Asset Acquisition, as if such asset sale or Asset Acquisition occurred on the first day of the Four Quarter Period.

If NNC or any of its Subsidiaries directly or indirectly guarantees Funded Debt of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Funded Debt, without duplication, as if NNC or any Subsidiary of NNC had directly incurred or otherwise assumed such guaranteed Funded Debt.

Furthermore, in calculating the “Consolidated Fixed Charge Coverage Ratio:”

(1) for purposes of determining the numerator (but not the denominator) of this “Consolidated Fixed Charge Coverage Ratio,” interest income determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date;

(2) for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,” interest on outstanding Funded Debt, determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter, shall be deemed to have accrued at a fixed rate per annum equal to the applicable rate of interest in effect on the Transaction Date; and

(3) notwithstanding clause (1) or (2) above, interest on Funded Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense for such period; plus

(2) the amount of all dividends on any series of Disqualified Capital Stock (including the Existing Preferred Stock) or Designated Qualified Preferred Stock of NNC or its Subsidiaries paid, declared or accrued during such period multiplied, to the extent such dividend payments are not a deduction to the federal income tax liabilities of NNC or its applicable Subsidiary, by a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of NNC or such Subsidiary, expressed as a decimal.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of NNC and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (without duplication).

“Consolidated Net Income” means, with respect to NNC, for any period, the aggregate net income (or loss) of NNC and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (without duplication):

(1) net after-tax gains or losses classified in NNC’s consolidated statement of operations as gains or losses on the sale of businesses or assets;

(2) net after-tax items classified as extraordinary gains or losses;

(3) the net after-tax expense (or gain) resulting from any payment, distribution or accrual in connection with the settlement of, or satisfaction of any judgment resulting from, any shareholder litigation or regulatory or law enforcement investigation, in each case, relating to circumstances disclosed in, incorporated by reference in or contemplated by the 2006 Offering Memorandum;

(4) the net income (but not loss) of any Subsidiary of NNC (other than the Company or any Guarantor) to the extent that (a) the declaration of dividends by such Subsidiary of that income is prohibited by a contract, operation of law (other than as a result of any solvency or minimum capital requirement) or applicable judgment and (b) such net income cannot otherwise be distributed or transferred to NNC;

(5) the net income or loss of any Person that is not a Subsidiary of NNC, and any joint ventures in which NNC or any Subsidiary is a party, except to the extent of cash dividends or distributions paid to NNC or to a Subsidiary of NNC by such Person;

(6) after-tax income or loss attributable to discontinued operations;

(7) the cumulative effect of changes in accounting principles; and

(8) for purposes of calculating Consolidated Net Income pursuant to clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant only, in the case of a successor to NNC by consolidation, amalgamation or merger or as a transferee of assets of NNC or the Company, as applicable, the net income (but not loss) of the successor corporation prior to such consolidation, amalgamation, merger or transfer of assets (other than the successor of a merger, amalgamation or consolidation of the Company with or into NNC or any Subsidiary of NNC or of NNC into any Subsidiary of NNC).

“Consolidated Net Tangible Assets” means NNC’s consolidated total assets after deducting therefrom (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, as shown in NNC’s then most recent consolidated balance sheet prepared in accordance with GAAP contained in (x) NNC’s most recent annual or quarterly report on Form 10-K or Form 10-Q, as applicable, as filed with the Commission or (y) if NNC is no longer subject to reporting requirements under the Exchange Act, NNC’s most recent annual or quarterly financial statements certified by NNC’s chief financial officer.

“Credit Enhanced Foreign Subsidiary Debt” means any Funded Debt of a Foreign Subsidiary payable to a financial institution that has (i) sold a participation for cash consideration in the full principal amount of such Funded Debt to NNC, the Company or any other Subsidiary of NNC or (ii) a Lien on or right of set-off against deposits of cash, cash equivalents or investment securities of NNC, the Company or any other

Subsidiary of NNC; provided that, in the case of clause (ii) above, the principal amount of such Funded Debt does not exceed the amount of cash, cash equivalents or investment securities so deposited.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Qualified Preferred Stock” means any Preferred Stock consisting of Qualified Capital Stock issued by NNC or any of its Subsidiaries that is designated as such by NNC by an officers’ certificate delivered to the Trustee; provided that, immediately after giving effect to the issuance thereof, the Consolidated Fixed Charge Coverage Ratio is greater than 2.0 to 1.0.

“Disqualified Capital Stock” means, with respect to the Notes of any series, that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute an asset sale or Change of Control), matures or is mandatorily redeemable (other than such Capital Stock that will be redeemed with Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of an asset sale or Change of Control) on or prior to the final maturity date of the Notes of such series.

“dollar” or “$,” unless otherwise indicated, means lawful currency of the United States of America.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Existing Preferred Stock” means the Company’s Redeemable Class A Preferred Shares Series 5, of which 16,000,000 shares were outstanding as of the date of this prospectus (and the Company’s Redeemable Class A Preferred Shares Series 6 into which such shares are convertible), and Non-cumulative Redeemable Class A Preferred Shares Series 7, of which 14,000,000 shares were outstanding as of the date of this prospectus (and the Company’s Redeemable Class A Preferred Shares Series 8 into which such shares are convertible), in each case as the same may be amended from time to time.

“Foreign Subsidiary” means a Subsidiary of NNC organized under the laws of a jurisdiction outside the United States of America and Canada.

“Funded Debt” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) guarantees of indebtedness of another Person of the type referred to in clauses (1) through (3) above and clause (5) below (each such guarantee to constitute Funded Debt in an amount equal to the maximum amount of such other Person’s Funded Debt guaranteed thereby);

(5) all indebtedness of any other Person of the type referred to in clauses (1) through (4) which is secured by any Lien on any property or asset of such Person, the amount of such indebtedness being deemed to be the lesser of the fair market value of such property or asset and the amount of the indebtedness so secured; and

(6) all Disqualified Capital Stock (including the Existing Preferred Stock) and Designated Qualified Preferred Stock issued by such Person with the amount of Funded Debt represented thereby being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, if any, but excluding accrued dividends, if any.

For greater certainty, (i) proceeds received in respect of any factoring, securitization, sale of receivables or similar transaction, (ii) obligations in respect of the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature, (iii) guarantees of, and indemnity arrangements with respect to, obligations described in clauses (i) and (ii) of this paragraph, or (iv) obligations under letters of credit and letters of guarantee issued to support (A) trade or performance obligations, (B) obligations under operating leases or (C) contingent obligations arising in connection with the settlement of any shareholder litigation or regulatory or criminal investigation, or satisfaction of any judgment resulting therefrom, will not be considered Funded Debt.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Funded Debt shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock shall be determined in accordance with the definition thereof.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Funded Debt and the payment of dividends in the form of additional shares of Preferred Stock will not be deemed to be an incurrence of Funded Debt. The amount of any Funded Debt outstanding as of any date shall be (i) the accreted value of the Funded Debt, in the case of any Funded Debt issued with original issue discount or (ii) the principal amount or liquidation preference of such Funded Debt, in any other case.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Funded Debt, the U.S. dollar-equivalent principal amount of Funded Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Funded Debt was incurred, in the case of term Funded Debt, or first committed, in the case of revolving credit Funded Debt. Notwithstanding any other provision of the “Limitation on Incurrence of Additional Funded Debt” covenant, the maximum amount of Funded Debt that NNC, the Company or the Guarantors may incur pursuant to the “Limitation on Incurrence of Additional Funded Debt” covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Funded Debt incurred to Refinance other Funded Debt, if incurred in a different currency from the Funded Debt being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Funded Debt is denominated that is in effect on the date of such Refinancing.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Holders” means the holders of the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment Grade Status,” with respect to the Notes of any series, shall occur when the Notes of such series have both (i) a rating of “BBB —” or higher from S&P and (ii) a rating of “Baa3” or higher from Moody’s, and each such rating shall have been published by the applicable agency, in each case with no negative outlook.

“Issue Date” means the date of original issue of the Old Notes.

“Lien” means any mortgage, hypothec, pledge, lien, security interest, privilege, floating charge, conditional sale or other title retention agreement or other similar encumbrance securing indebtedness for borrowed money. For greater certainty, “Lien” does not include any such encumbrance covering receivables or other assets an interest in which has been transferred to a third party in a factoring, securitization or similar transaction that is accounted for as a sale under GAAP.

“Managed Service Contract Liens” means any Lien in favor of a customer of NNC or any of its Subsidiaries and/or a third party financing company relating to equipment owned by NNC or any of its Subsidiaries that is (i) used by such customer in the conduct of its business and (ii) managed by NNC or any of its Subsidiaries under a managed services or hosting services contract between NNC or any of its Subsidiaries, such customer and/or such third party financing company.

“Measurement Date” means March 31, 2006.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“NGSH” means Nortel Government Solutions Holding Corporation, a Delaware corporation.

“NNC” means Nortel Networks Corporation, a Canadian corporation.

“NNCC” means Nortel Networks Capital Corporation, a Delaware corporation.

“NNI” means Nortel Networks Inc., a Delaware corporation.

“Permitted Funded Debt” means, without duplication, each of the following:

(1) Funded Debt under the Old Notes (other than Additional Notes) and the New Notes and the Guarantees;

(2) Funded Debt incurred to finance the acquisition, improvement or construction of assets that is secured by Purchase Money Liens on the assets so acquired, improved or constructed;

(3) Funded Debt of NNC, the Company and/or any Subsidiary of NNC outstanding on the Issue Date;

(4) Funded Debt of NNC, the Company and/or any Subsidiary of NNC to NNC, the Company and/or any Subsidiary of NNC;

(5) Funded Debt of NNC, the Company and/or any Subsidiary of NNC owing to any joint-venture in which NNC, the Company or such Subsidiary has a minority holding;

(6) any guarantee of Funded Debt by NNC, the Company or any Subsidiary of NNC so long as the incurrence of such Funded Debt would otherwise be permitted or is otherwise not restricted under the Indenture;

(7) Refinancing Funded Debt;

(8) any Credit Enhanced Foreign Subsidiary Debt and any Funded Debt arising out of the deposit of cash or cash equivalents to secure any Credit Enhanced Foreign Subsidiary Debt;

(9) additional Funded Debt of NNC, the Company and any Subsidiary of NNC in an aggregate outstanding principal amount not to exceed, after giving effect to the relevant transaction, $250,000,000;

(10) any other Funded Debt of any Foreign Subsidiary; provided that the aggregate outstanding principal amount of Funded Debt issued or assumed pursuant to this clause (10) by any individual Foreign Subsidiary would not, after giving effect to the relevant transaction, exceed $5,000,000; and

(11) Funded Debt in an aggregate outstanding principal amount not to exceed 15% of Consolidated Net Tangible Assets after giving effect to any such incurrence of Funded Debt under this clause (11).

For purposes of determining compliance with the “Limitation on Incurrence of Additional Funded Debt” covenant, in the event that an item of Funded Debt meets the criteria of more than one of the categories of Permitted Funded Debt other than clause (3) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company or the applicable Guarantor shall, in its sole discretion, classify such item of Funded Debt in any manner that complies with such covenant. In addition, the Company or the applicable Guarantor may, at any time, change the classification of an item of

Funded Debt (or any portion thereof) to any other clause, and may classify an item in part under any one or more of the clauses listed above, or in whole or in part to the first paragraph of the “Limitation on Incurrence of Additional Funded Debt” covenant; provided that NNC, the Company or any other Subsidiary of NNC would be permitted to incur such item of Funded Debt (or portion thereof) pursuant to such other clause or clauses, as the case may be, or of the first paragraph of the “Limitation on Incurrence of Additional Funded Debt” covenant, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount or other discounts or premiums, the payment of interest on any Funded Debt in the form of additional Funded Debt with the same terms, and the payment of dividends on Disqualified Capital Stock or Designated Qualified Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Designated Qualified Preferred Stock and any other changes in reported Funded Debt required by GAAP and other non-cash changes in Funded Debt due to fluctuations in currency exchange rates, will not be deemed to be an incurrence of Funded Debt or an issuance of Disqualified Capital Stock or Designated Qualified Preferred Stock for purposes of the “Limitation on Incurrence of Additional Funded Debt” covenant.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Lien” means any Lien on property existing at the time of acquisition thereof by NNC or any Subsidiary of NNC; any Lien on any property acquired, constructed or improved by NNC or any Subsidiary of NNC incurred subsequent to the Issue Date, which is created or assumed contemporaneously with, or within 180 days after, such acquisition or the completion of such construction or improvement, to secure or provide for the payment of the purchase price thereof or the cost of construction or improvement thereon incurred subsequent to the Issue Date (including the cost of any underlying real property); provided that in the case of any such acquisition, construction or improvement, the Lien shall not apply to any property previously owned by NNC or any Subsidiary of NNC, other than, in the case of any such construction or improvement, any real property, theretofore substantially unimproved for the purposes of NNC or any Subsidiary of NNC, on which the property so constructed, or the improvement, is located and other than any machinery or equipment installed at any time so as to constitute immovable property or a fixture on the real property on which the property so constructed, or the improvement, is located.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, with respect to any security or Funded Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or any Funded Debt in exchange or replacement for, such security or Funded Debt in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.

“Refinancing Funded Debt” means any Refinancing by NNC, the Company or any other Subsidiary of NNC of Funded Debt permitted by the “Limitation on Incurrence of Additional Funded Debt” covenant (other than pursuant to clauses (4), (5), (6), (8), (9), (10) or (11) of the definition of Permitted Funded Debt), in each case that does not:

(1) result in an increase in the aggregate principal amount of Funded Debt of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Funded Debt and plus the amount of reasonable expenses incurred by NNC, the Company or any other Subsidiary of NNC in connection with such Refinancing); or

(2) create Funded Debt with either (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Funded Debt being Refinanced or (b) a final maturity earlier than the final maturity of any of the Notes.

“Restricted Subsidiary” means (i) during a Suspension Period, NNI and NNCC and (ii) at all other times, any Subsidiary of NNC (other than the Company).

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Subsidiary,” with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person;

provided that none of (a) NGSH, (b) any direct or indirect Subsidiary of NGSH or (c) for long as it is a tax exempt organization under Section 501(c)(3) of the Internal Revenue Code, Nortel LearnIT, a Delaware corporation, shall constitute a Subsidiary of NNC or any of its Subsidiaries for purposes of the “Limitation on Incurrence of Additional Funded Debt,” “Limitation on Restricted Payments” and “Negative Pledge” covenants (or the defined terms used therein other than Consolidated Net Income and Adjusted EBITDA) or any Event of Default.

“Suspension Period” has the meaning set forth under “— Suspension Period.”

“Synthetic Purchase Agreement” shall mean any derivative or similar agreement pursuant to which NNC or any of its Subsidiaries is or may become obligated to make any payment the amount of which is determined by reference to the price or value at any time of any Capital Stock of NNC; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers, employees, consultants or contractors of NNC or any Subsidiary of NNC (or to their heirs or estates or successors or assigns) shall be deemed to be a Synthetic Purchase Agreement.

“Weighted Average Life to Maturity” means, when applied to any Funded Debt at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Funded Debt into (b) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The New Notes will be issued in the form of several registered New Notes in global form, without interest coupons, or the Global Notes. Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or DTC Participants, or persons who hold interests through DTC Participants. We expect that under procedures established by DTC (these procedures are subject to change):

•	upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of that Global Note to the accounts of the relevant DTC Participants for credit to the respective accounts of the acquirers of New Notes or to such other accounts as they may direct at DTC.

•	ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in that Global Note).

Beneficial interests in the Global Notes may not be exchanged for New Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the Global Notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC Participants include securities brokers and dealers, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. Investors who are not DTC Participants may beneficially own securities held by or on behalf of DTC only through DTC Participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a Global Note, that nominee will be considered the sole owner or holder of the Notes represented by that Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note:

•	will not be entitled to have New Notes represented by the Global Note registered in their names;

•	will not receive or be entitled to receive physical, certificated New Notes; and

•	will not be considered the owners or holders of the New Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a Global Note must rely on the procedures of DTC to exercise any rights of a holder of Notes under the Indenture (and, if the investor is not a DTC Participant or an indirect participant in DTC, on the procedures of the DTC Participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the Notes represented by a Global Note will be made by the Trustee to DTC’s nominee as the registered holder of the Global Note. Neither the Company nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a Global Note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by DTC Participants and indirect participants in DTC to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the Global Notes among participants in its settlement system. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	an event of default has occurred and is continuing and DTC requests the issuance of certificated Notes;

•	the Company, at its option, notifies the Trustee that it elects to cause the issuance of certificated Notes; or

•	certain other events provided in the Indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax considerations with respect to the exchange offers and the ownership and disposition of the New Notes to be issued pursuant to the exchange offers. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. The discussion set forth below deals only with New Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, persons holding the New Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) of the New Notes whose “functional currency” is not the U.S. dollar or U.S. expatriates. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction. Accordingly, each holder should consult its own tax advisor with regard to the offers and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

If an entity classified as a partnership for U.S. federal income tax purposes holds the New Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding the New Notes should consult its own tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a beneficial owner that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States, a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the Notes, or a U.S. Holder.

Exchange Offers and Registration Rights Agreement

A U.S. Holder’s exchange of the Old Notes for the New Notes pursuant to the terms of the exchange offers and registration rights agreement will not be considered an actual exchange of debt instruments for U.S. federal income tax purposes, and accordingly will give rise to no taxable gain or loss, and will have no effect on the U.S. Holder’s basis in the Old Notes or holding period. Instead, the New Notes will be treated as a continuation of the Old Notes exchanged therefor. The exchanging U.S. Holder will retain the tax basis in, and bond premium or market discount, if any, on, the New Notes that such U.S. Holder had in the Old Notes.

Payments of Interest

Interest on a New Note will generally be taxable to a U.S. Holder as foreign source ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange and Retirement of New Notes

Subject to the discussion of market discount below, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange, retirement or other taxable disposition of the New Notes in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest not previously included in income, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the New Notes. An exchanging U.S. Holder’s adjusted tax basis in the New Notes generally will be such U.S. Holder’s adjusted tax basis in the Old Notes surrendered for the New Notes, as described above, increased by any market discount previously taken into account by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously amortized by the U.S. Holder, with respect to the New Notes. Gain or loss recognized by a U.S. Holder on the sale, exchange, retirement or other disposition of the New Notes will generally be treated as U.S. source gain or loss. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the New Notes have been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain realized by a U.S. Holder on the sale, exchange, retirement or other disposition of the New Notes will be treated as ordinary income to the extent of the market discount that has accrued on the New Notes and not previously been taken into account by the U.S. Holder. An exchanging U.S. Holder’s accrued market discount (if any) on the New Notes will include the amount of market discount accrued on the Old Notes surrendered in exchange for such New Notes during the period such Old Notes were held by the U.S. Holder.

Premium and Market Discount

If a U.S. Holder’s purchase price of a New Note is greater than the New Note’s face amount, such holder will be considered to have acquired the New Note at a premium. A U.S. Holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the New Note. Such election, once made, generally applies to all bonds held or subsequently acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Code. A U.S. Holder that elects to amortize such premium must reduce its tax basis in a New Note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of bond premium will be included in the U.S. Holder’s tax basis when the New Note matures or is disposed of by the U.S. Holder. Therefore, a U.S. Holder that does not elect to amortize such premium and that holds the New Note to maturity generally will be required to treat the premium as capital loss when the New Note matures.

If a U.S. Holder purchases a New Note at a price that is lower than its face value by at least 0.25% of its face value multiplied by the number of remaining whole years to maturity, the New Note will be considered to have “market discount” in the hands of such U.S. Holder. In such case, gain realized by the U.S. Holder on the disposition of the New Note generally will be treated as ordinary income to the extent of the market discount that accrued on the New Note while held by such U.S. Holder and was not previously taken into account pursuant to the election discussed below. Furthermore, the U.S. Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the New Note. In general terms, market discount on a New Note will be treated as accruing ratably over the term of such New Note, or, at the election of the holder, under a constant yield method. A U.S. Holder may elect to include market discount in income on a current basis as it accrues (on either a ratable or constant-yield basis), in lieu of treating a portion of any gain realized on a sale of a New Note as ordinary income. If a U.S. Holder elects to include market discount on a current basis, the interest deduction deferral rule described above will not apply. Any such election, if made, applies to all market discount bonds acquired by the taxpayer on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on a New Note and to the proceeds of the sale of a New Note made to U.S. Holders other than certain exempt recipients (such as corporations). Backup withholding will apply to such payments if the U.S. Holder fails to provide its taxpayer identification number or, in the case of interest payments, fails either to report in full dividend and interest income or to make certain certifications. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder of the New Notes. The term “Non-U.S. Holder” means a beneficial owner that is not a U.S. Person and not a partnership. As used herein, the term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and (ii) one or more U.S. persons have the authority to control all of the trust’s substantial decisions.

As discussed above with respect to U.S. Holders, the exchange of the Old Notes for the New Notes pursuant to the terms of the exchange offers and registration rights agreement will not be considered an actual exchange of debt instruments for U.S. federal income tax purposes for a beneficial owner of the Old Notes. Accordingly, Non-U.S. Holders will recognize no gain or loss on the exchange of the Old Notes for the New Notes.

U.S. Federal Income and Withholding Tax

Under United States federal income tax law as currently in effect, holders of the New Notes that are Non-U.S. Holders will not be subject to U.S. federal income tax, or U.S. federal withholding tax, on payments of interest on the New Notes so long as the requirements described in the second succeeding paragraph are satisfied, unless:

•	the holder is an insurance company carrying on a U.S. insurance business, within the meaning of the Code, to which the interest is attributable; or

•	the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest either (a) is derived in the active conduct of a banking, financing or similar business within the United States or (b) is received by a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

The gain realized (including on redemption) on any sale or exchange of the New Notes by a Non-U.S. Holder will not be subject to U.S. federal income tax, or U.S. federal withholding tax, unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States or (ii) in the case of gain realized by an individual holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and either (a) such gain or income is attributable to an office or other fixed place of business maintained in the United States by such Non-U.S. Holder or (b) such Non-U.S. Holder has a tax home in the United States.

Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are not U.S. Persons in order to avoid the application of information reporting requirements and backup withholding tax.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain Canadian federal income tax considerations applicable to a Non-Resident Holder (as defined below) of the New Notes who acquires New Notes pursuant to this prospectus.

This summary is based on the current provisions of the Tax Act and the regulations thereunder, the current administrative policies and assessing practices of the Canada Revenue Agency made publicly available prior to the date of this prospectus, and all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date of this prospectus. This summary does not otherwise take into account or anticipate changes in the law or in administrative policies or assessing practices of the Canada Revenue Agency, whether by judicial, governmental or legislative decision or action, nor does it take into account tax legislation or considerations of any province or territory of Canada or any jurisdiction other than Canada. This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular holder of New Notes. Prospective holders should consult their own tax advisors with respect to the income tax considerations applicable to them.

As used herein, a “Non-Resident Holder” of a New Note means a beneficial owner who, at all relevant times, (i) is not, has not been and is not deemed to be a resident of Canada for purposes of the Tax Act, or any applicable income tax convention, (ii) deals at arm’s length with the Company and the Guarantors and is not affiliated with the Company or the Guarantors for purposes of the Tax Act, (iii) does not use or hold and is not deemed to use or hold the New Notes in connection with any business carried on in Canada, and (iv) is not an insurer for purposes of the Tax Act.

Amounts paid or credited, or deemed to be paid or credited, as, on account or in lieu of payment of, or in satisfaction of the principal amount of the New Notes or premium, discount or interest on the New Notes by us to a Non-Resident Holder, including in respect of an offer to purchase the New Notes required to be made under the terms of the New Notes, will be exempt from Canadian withholding tax.

No other taxes on income (including taxable capital gains) will be payable under the Tax Act by a Non-Resident Holder of the New Notes by reason only of the acquisition, ownership or disposition of the New Notes by such Non-Resident Holder.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date of the exchange offers and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale upon the request of any such broker-dealer.

We will not receive any proceeds from any sale of New Notes by broker-dealers.

New Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we shall promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Old Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Any distribution of New Notes in Canada pursuant to the exchange offers will be made on a private placement basis and exempt from the requirement that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities.

TRANSFER RESTRICTIONS IN CANADA

The New Notes are subject to restrictions on transfer in Canada as summarized below. By tendering your Old Notes in exchange for New Notes, you will be deemed to acknowledge, represent and agree with the Company and the Guarantors that:

•	no prospectus has been or will be filed with the securities commission or similar regulatory authority of any province or territory of Canada in connection with the distribution of the New Notes pursuant to the exchange offers, or in connection with the Old Notes;

•	you will not sell New Notes, directly or indirectly, in Canada for a period of four months following the settlement date except pursuant to an available exemption from the prospectus requirements of the applicable provincial or territorial securities laws; and

•	each New Note will contain a legend substantially to the following effect:

UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THIS SECURITY IN CANADA BEFORE [the date that is four months and one day following the settlement date].

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus incorporates by reference important business and financial information about NNC and NNL that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we and NNL file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below, including all exhibits thereto, and any future filings we and NNL make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination or completion of the exchange offers, including any period during which we have agreed to make this prospectus available to broker-dealers for resales as described herein:

Filings of NNC (SEC File No. 001-07260)	Period/Date

Annual Report on Form 10-K	Fiscal year ended December 31, 2006 (with the exception of the audited consolidated financial statements and related notes in item 8, the MD&A in item 7 and the business description in item 1 thereof, which have been replaced by the audited consolidated financial statements, MD&A and business description included in NNC’s Current Report on Form 8-K dated September 10, 2007, which is incorporated by reference herein).
Proxy Statement on Schedule 14A	March 16, 2007.
Quarterly Reports on Form 10-Q	March 31, 2007, June 30, 2007, September 30, 2007.
Current Reports on Form 8-K	January 2, 2007, February 6, 2007, February 7, 2007 (except Item 2.02 thereof), March 1, 2007 (except Item 2.02 thereof), March 9, 2007, March 15, 2007, March 16, 2007 (except Item 2.02 thereof), March 22, 2007, May 1, 2007 (except Item 2.02 thereof), May 2, 2007, May 3, 2007 (except Item 2.02 thereof), May 16, 2007, May 22, 2007, June 4, 2007, August 1, 2007, August 2, 2007 (except Item 2.02 thereof), September 10, 2007, September 28, 2007, October 2, 2007, October 15, 2007, November 7, 2007, December 12, 2007 and December 18, 2007.

Filings of NNL (SEC File No. 000-30758)	Period/Date

Annual Report on Form 10-K	Fiscal year ended December 31, 2006 (with the exception of the audited consolidated financial statements and related notes in item 8, the MD&A in item 7 and the business description in item 1 thereof, which have been replaced by the audited consolidated financial statements, MD&A and business description included in NNL’s Current Report on Form 8-K dated September 10, 2007, which is incorporated by reference herein).
Quarterly Reports on Form 10-Q	March 31, 2007, June 30, 2007, September 30, 2007.
Current Reports on Form 8-K	January 2, 2007, February 6, 2007, February 7, 2007 (except Item 2.02 thereof), March 1, 2007 (except Item 2.02 thereof), March 9, 2007, March 15, 2007, March 16, 2007 (except Item 2.02 thereof), March 22, 2007, May 1, 2007 (except Item 2.02 thereof), May 2, 2007, May 3, 2007 (except Item 2.02 thereof), May 16, 2007, May 22, 2007, June 4, 2007, August 1, 2007, August 2, 2007 (except Item 2.02 thereof), September 10, 2007, September 28, 2007, October 2, 2007, October 15, 2007, November 7, 2007, December 12, 2007 and December 18, 2007.

We will provide to each person, including any beneficial owner, to whom an prospectus is delivered, upon written or oral request at no cost to the requester a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. Requests for these reports or documents must be made to the Corporate Secretary at Nortel Networks Corporation and Nortel Networks Limited, 195 The West Mall, Toronto, Ontario, Canada M9C 5K1, telephone number (905) 863-7000. The incorporated reports and other documents may be accessed at our website at www.nortel.com. The information on the website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

NNC and NNL file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the New Notes and related guarantees. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us, the New Notes and related Guarantees described in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any of the information on file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. NNC’s and NNL’s filings with the SEC are also available to the public from commercial document retrieval services.

NNC’s common shares are listed on the NYSE and TSX. NNC’s 2008 Convertible Notes and NNL’s related guarantee are also listed on the NYSE. Reports and other information concerning NNC or NNL may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

LEGAL MATTERS

The validity of the New Notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Certain matters under Canadian law will be passed upon for us by Gordon A. Davies, General Counsel — Corporate and Corporate Secretary of NNC and NNL.

EXPERTS

The consolidated financial statements and financial statement schedules of NNC and NNL as of December 31, 2006 and 2005 and for each of the years in the three-year period ended December 31, 2006 included in NNC’s and NNL’s Current Reports on Form 8-K dated September 10, 2007 and incorporated by reference herein, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2006, included in NNC’s and NNL’s 2006 Annual Report and incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports, which are incorporated by reference in this prospectus (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include an explanatory paragraph referring to the restatement of the consolidated financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and include a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements, (2) express an unqualified opinion on management’s assessment of the effectiveness of NNC and NNL’s internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of NNC and NNL’s internal control over financial reporting because of a material weakness) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ANNEX A — LETTER OF TRANSMITTAL

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your broker, bank manager, lawyer, accountant, investment advisor or other professional adviser.

LETTER OF TRANSMITTAL

Relating to

NORTEL NETWORKS LIMITED

Offers to Exchange

This document relates to the exchange offers (the “Exchange Offers”) made by Nortel Networks Limited (the “Company”) to exchange:

•	any and all of the $450,000,000 aggregate principal amount of its unregistered 10.75% Senior Notes due 2016 (CUSIP Nos. 656569AB6 and C65614AA4) (the “Old 2016 Fixed Rate Notes”) for an equal amount of new 10.75% Senior Notes due 2016 (the “New 2016 Fixed Rate Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”);

•	any and all of the $550,000,000 aggregate principal amount of its unregistered 10.125% Senior Notes due 2013 (CUSIP Nos. 656569AE0 and C65614AB2) (the “Old 2013 Fixed Rate Notes”) for an equal amount of new 10.125% Senior Notes due 2013 (the “New 2013 Fixed Rate Notes”), which have been registered under the Securities Act; and

•	any and all of the $1,000,000,000 aggregate principal amount of its unregistered Floating Rate Senior Notes due 2011 (CUSIP Nos. 656569AH3 and C65614AC0) (the “Old Floating Rate Notes”) for an equal amount of new Floating Rate Senior Notes due 2011 (the “New Floating Rate Notes”), which have been registered under the Securities Act.

The Old 2016 Fixed Rate Notes, the Old 2013 Fixed Rate Notes and the Old Floating Rate Notes are referred to collectively as the “Old Notes,” and the New 2016 Fixed Rate Notes, the New 2013 Fixed Rate Notes and the New Floating Rate Notes are referred to collectively as the “New Notes.” The New Notes will be fully and unconditionally guaranteed by Nortel Networks Corporation and initially guaranteed by Nortel Networks Inc.

The Exchange Offers are described in the Prospectus dated December 21, 2007 (the “Prospectus”) and in this letter of transmittal (the “Letter of Transmittal”). All terms and conditions contained in, or otherwise referred to in, the Prospectus are deemed to be incorporated in, and form a part of, this Letter of Transmittal. Therefore, you are urged to read carefully the Prospectus and the items referred to therein. The terms and conditions contained in the Prospectus, together with the terms and conditions governing this Letter of Transmittal and the instructions herein, are collectively referred to herein as the “terms and conditions.”

The Exchange Offers will expire at 5:00 p.m., New York City time, on January 25, 2008, unless extended by the Company (such date and time, as they may be extended, the “Expiration Date”). Tendered Old Notes may be withdrawn at any time prior to the Expiration Date.

Upon the satisfaction or waiver of the conditions to the acceptance of Old Notes set forth in the Prospectus under “Description of the Exchange Offers — Conditions to the Exchange Offers,” the Company will accept for settlement Old Notes that have been validly tendered (and not subsequently validly withdrawn). This acceptance date is referred to as the “Acceptance Date.” The Company will deliver the New Notes on a date (the “Settlement Date”) as soon as practicable after the Expiration Date.

The Information Agent for the Exchange Offers is:
 D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Banks and brokers call: (212) 269-5550 (collect)
All others call toll-free: (800) 659-6590
The Exchange Agent for the Exchange Offers is:
 The Bank of New York
Corporate Trust Operations
Reorganization Unit
101 Barclay Street, 7 East
New York, New York 10286
Telephone: (212) 815-3687
Facsimile: (212) 815-1915

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made using the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Description of the Exchange Offers — Procedures for Tendering.” Holders of Old Notes that are accepting the Exchange Offers must transmit their acceptance through a DTC participant to DTC using ATOP procedures. DTC will verify the acceptance, execute a book-entry delivery to the Exchange Agent’s DTC account and send a computer-generated message known as an “agent’s message” to the Exchange Agent. For you to validly tender your Old Notes in the Exchange Offers, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms:

•	that DTC has received your instructions to tender your Old Notes;

•	that you agree to be bound by the terms of this Letter of Transmittal; and

•	whether you are resident in Canada and, if you are resident in Canada, that you acknowledge that you have received the Canadian Private Placement Memorandum and that the Canadian Representation Letter has been transmitted to the exchange agent.

By using the ATOP procedures to tender Old Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

In addition to effecting the tender of Old Notes through the ATOP procedures, a holder of Old Notes that is resident in Canada must also complete, sign and date the Canadian Representation Letter that is included with the Canadian Private Placement Memorandum and send (either by mail or delivery) the completed Canadian Representation Letter signature guaranteed, where required, by an Eligible Institution (as defined in the Canadian Representation Letter and as described therein) to the DTC Participant. In order for Old Notes held by a resident of Canada to be validly tendered, the DTC Participant must have received and delivered (either by mail, hand delivery or facsimile provided that if such delivery is done by facsimile an original must follow by overnight courier) to the exchange agent the completed Canadian Representation Letter prior to 5:00 p.m., New York City time, on the Expiration Date.

The New Notes will be issued in full exchange for Old Notes in the Exchange Offers, if consummated, on the Settlement Date and will be delivered in book-entry form.

Please read the accompanying instructions carefully.

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offers, the tendering holder hereby tenders to the Company the aggregate principal amount of Old Notes credited by the tendering holder to the Exchange Agent’s account at DTC using ATOP.

The tendering holder understands that validly tendered Old Notes (or defectively tendered Old Notes with respect to which the Company has waived or caused to be waived such defect will be deemed to have been accepted by the Company if, as and when the Company gives written notice thereof to the Exchange Agent. The tendering holder understands that, subject to the terms and conditions, Old Notes properly tendered and accepted (and not validly withdrawn) in accordance with the terms and conditions will be exchanged for New Notes. The tendering holder understands that, under certain circumstances, the Company may not be required to accept any of the Old Notes tendered (including any Old Notes tendered after the Expiration Date). If any Old Notes are not accepted for exchange for any reason (or if Old Notes are validly withdrawn), such Old Notes will be returned, without expense, to the tendering holder’s account at DTC or such other account as designated herein, pursuant to the book-entry transfer procedures described in the Prospectus, as promptly as practicable after the expiration or termination of the Exchange Offers.

By tendering Old Notes in the Exchange Offers, the tendering holder acknowledges that the Exchange Offers are being made based upon the Company’s understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquired the Old Notes directly from the Company or any holder that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement with any person to participate in the distribution of such New Notes. The tendering holder represents that it acquires the New Notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of New Notes and it has no arrangements or understandings with any person to participate in a distribution of the New Notes. If the tendering holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, it represents that the Old Notes to be exchanged for New Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the tendering holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Upon agreement to the terms of this Letter of Transmittal pursuant to an agent’s message, the tendering holder will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offers generally, hereby:

(1) irrevocably sell, assign and transfer to or upon the order of the Company or its nominee all right, title and interest in and to, and any and all claims in respect of or arising or having arisen as a result of the tendering holder’s status as a holder of, all Old Notes tendered hereby, such that thereafter it shall have no contractual or other rights or claims in law or equity against the Company or any fiduciary, trustee, fiscal agent or other person connected with the Old Notes arising under, from or in connection with such Old Notes;

(2) waive any and all rights with respect to the Old Notes tendered hereby, including, without limitation, any existing or past defaults and their consequences in respect of such Old Notes; and

(3) release and discharge the Company and The Bank of New York, as the trustee for the Old Notes, from any and all claims the tendering holder may have, now or in the future, arising out of or related to the Old Notes tendered hereby, including, without limitation, any claims that the tendering holder is entitled to receive additional principal or interest payments with respect to the Old Notes tendered hereby, other than as expressly provided in the Prospectus and in this Letter of Transmittal, or to participate in any redemption or defeasance of the Old Notes tendered hereby.

The tendering holder understands that tenders of Old Notes pursuant to the procedures described in the Prospectus and in this Letter of Transmittal and acceptance of such Old Notes by the Company will, following such acceptance, constitute a binding agreement between the tendering holder and the Company upon the terms and conditions.

By tendering Old Notes in the Exchange Offers, the tendering holder represents, warrants and agrees that:

(1) it has received and reviewed the Prospectus;

(2) it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Old Notes tendered hereby, and it has full power and authority to execute this Letter of Transmittal;

(3) the Old Notes being tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Company will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Company accepts the same;

(4) it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered hereby from the date of this Letter of Transmittal, and any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

(5) in evaluating the Exchange Offers and in making its decision whether to participate in the Exchange Offers by tendering its Old Notes, the tendering holder has made its own independent appraisal of the matters referred to in the Prospectus and this Letter of Transmittal and in any related communications and it is not relying on any statement, representation or warranty, express or implied, made to such holder by the Company (other than those contained in this prospectus, as amended or supplemented through the expiration date), the Information Agent or the Exchange Agent;

(6) the execution and delivery of this Letter of Transmittal shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions described or referred to in the Prospectus;

(7) the agreement to the terms of this Letter of Transmittal pursuant to an agent’s message shall, subject to the terms and conditions of the Exchange Offers, constitute the irrevocable appointment of the Exchange Agent as its attorney and agent and an irrevocable instruction to such attorney and agent to complete and execute all or any forms of transfer and other documents at the discretion of that attorney and agent in relation to the Old Notes tendered in favor of the Company or any other person or persons as the Company may direct and to deliver such forms of transfer and other documents in the attorney’s and agent’s discretion and the certificates and other documents of title relating to the registration of such Old Notes and to execute all other documents and to do all other acts and things as may be in the opinion of that attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance of the Exchange Offers, and to vest in the Company or its nominees such Old Notes;

(8) the terms and conditions of the Exchange Offers shall be deemed to be incorporated in, and form a part of, this Letter of Transmittal, which shall be read and construed accordingly;

(9) it is acquiring the New Notes in the ordinary course of its business;

(10) it is not participating in, and does not intend to participate in, a distribution of the New Notes within the meaning of the Securities Act and has no arrangement or understanding with any person to participate in a distribution of the New Notes within the meaning of the Securities Act;

(11) it is not a broker-dealer who acquired the Old Notes directly from the Company; and

(12) it is not an “affiliate” of the Company, within the meaning of Rule 405 of the Securities Act.

If the tendering holder is a resident of Canada, by tendering Old Notes in the Exchange Offers, the tendering holder also represents, warrants and agrees that:

(1) it has received a copy of the Canadian Private Placement Memorandum and understands that the Prospectus forms a part of the Canadian Private Placement Memorandum;

(2) it is tendering its Old Notes for exchange on the terms and conditions set forth in the Canadian Private Placement Memorandum in addition to the terms set forth in this Letter of Transmittal;

(3) it is entitled under applicable Canadian securities laws to participate in the Exchange Offers and receive the New Notes without the benefit of a prospectus qualified under such securities laws and without the services of a dealer registered under those securities laws;

(4) it has completed and delivered the Canadian Representation Letter; and

(5) the tender of Old Notes will not be considered a valid tender unless the holder has completed and the Exchange Agent has received a Canadian Representation Letter.

The representations, warranties and agreements of a holder tendering Old Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and the Settlement Date. For purposes of this Letter of Transmittal, the “beneficial owner” of any Old Notes means any holder that exercises investment discretion with respect to such Old Notes.

The tendering holder understands that tenders may not be withdrawn at any time after the Expiration Date, except as set forth in the Prospectus, unless the Exchange Offer is amended with changes to the terms and conditions that are, in the reasonable judgment of the Company, materially adverse to the tendering holders, in which case tenders may be withdrawn under the conditions described in the extension.

If the Exchange Offers are amended in a manner determined by the Company to constitute a material change, the Company will extend the Exchange Offers for a period of two to ten business days, depending on the significance of the amendment and the manner of disclosure to such holders, if the Exchange Offers would otherwise have expired during such two to ten business day period.

All authority conferred or agreed to be conferred in this Letter of Transmittal and every obligation of the tendering holder hereunder shall be binding upon the tendering holder’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of the tendering holder and shall not be affected by, and shall survive, the death or incapacity of the tendering holder.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

By crediting the Old Notes to the Exchange Agent’s account at DTC using ATOP and by complying with applicable ATOP procedures with respect to the Exchange Offers, the participant in DTC confirms on behalf of itself and the beneficial owners of such Old Notes all provisions of this Letter of Transmittal (including all representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent.

INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS
OF THE EXCHANGE OFFERS

1.	Book-Entry Confirmations

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer, as well as an agent’s message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth on the cover page of this Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Validity of Tenders

The Company will determine in its sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. The Company’s determination will be final and binding. The Company reserves the absolute right to reject any Old Notes not properly tendered or any acceptance of Old Notes that would, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. The Company’s interpretation of the terms and conditions of the Exchange Offers, including the instructions in this Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, none of the Company, the Information Agent, the Exchange Agent and any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder through the facilities of DTC as soon as practicable after the Expiration Date.

3.	Waiver of Conditions

The Company reserves the absolute right to waive, in whole or part, at any time or from time to time, any of the conditions to the Exchange Offers set forth in the Prospectus or in this Letter of Transmittal.

4.	No Conditional Tender

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

5.	Request for Assistance or Additional Copies

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Information Agent at the address or telephone numbers set forth on the cover page of this Letter of Transmittal. Holders may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the Exchange Offers.

6.	Withdrawal

Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the ATOP procedures. For more information, see the section of the Prospectus entitled “Description of the Exchange Offers — Withdrawal of Tenders.”

7.	Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offers be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those Old Notes.

IMPORTANT:  BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.